                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER


                                      AMONG


                          NEWFIELD EXPLORATION COMPANY,


                    NEWFIELD EXPLORATION MID-CONTINENT INC.,


                             LARIAT PETROLEUM, INC.

                                       AND

                         SOME OR ALL OF THE STOCKHOLDERS
                                       OF
                             LARIAT PETROLEUM, INC.








                          DATED AS OF JANUARY 19, 2001

                                TABLE OF CONTENTS


                                                                          Page
                                                                          ----
ARTICLE I.  DEFINITIONS......................................................1

   1.01     DEFINITIONS......................................................1
   1.02     RULES OF CONSTRUCTION............................................1

ARTICLE II.  THE MERGER......................................................2

   2.01     THE MERGER.......................................................2
   2.02     EFFECTIVE TIME; CLOSING..........................................2
   2.03     EFFECT OF THE MERGER.............................................3
   2.04     CERTIFICATE OF INCORPORATION; BYLAWS.............................3
   2.05     DIRECTORS AND OFFICERS...........................................3

ARTICLE III.  TREATMENT OF COMMON STOCK......................................3

   3.01     TREATMENT OF COMPANY COMMON STOCK................................3
   3.02     CANCELLATION OF TREASURY SHARES..................................4
   3.03     EXCHANGE PROCEDURES..............................................4
   3.04     TRANSFER BOOKS...................................................5
   3.05     NO FRACTIONAL SHARES.............................................5
   3.06     LOST, STOLEN OR DESTROYED CERTIFICATES...........................5
   3.07     ABANDONED PROPERTY; ESCHEAT......................................5
   3.08     CERTAIN ADJUSTMENTS..............................................6
   3.09     RESTRICTED SECURITIES............................................6
   3.10     TAKING OF NECESSARY ACTION; FURTHER ACTION.......................6
   3.11     TRANSFER OF OWNERSHIP............................................7
   3.12     DISSENTING STOCKHOLDERS..........................................7

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................7

   4.01     ORGANIZATION, AUTHORITY AND QUALIFICATION OF THE COMPANY.........7
   4.02     CAPITAL STOCK OF THE COMPANY; OWNERSHIP OF THE SHARES............8
   4.03     COMPANY SUBSIDIARY...............................................9
   4.04     CORPORATE BOOKS AND RECORDS.....................................10
   4.05     NO CONFLICT.....................................................10
   4.06     GOVERNMENTAL CONSENTS AND APPROVALS.............................10
   4.07     FINANCIAL INFORMATION, BOOKS AND RECORDS........................10
   4.08     NO UNDISCLOSED LIABILITIES......................................11
   4.09     ABSENCE OF CERTAIN CHANGES, EVENTS AND CONDITIONS...............11
   4.10     LITIGATION......................................................12
   4.11     COMPLIANCE WITH LAWS............................................12
   4.12     MATERIAL CONTRACTS..............................................12
   4.13     TITLE TO PROPERTY...............................................14
   4.14     INTELLECTUAL PROPERTY...........................................16
   4.15     EMPLOYEE MATTERS................................................16
   4.16     ENVIRONMENTAL MATTERS...........................................17
   4.17     RESERVE REPORTS.................................................18


   4.18     PREPAYMENTS; HEDGING; CALLS.....................................19
   4.19     TAXES...........................................................19
   4.20     INSURANCE.......................................................20
   4.21     BROKERS.........................................................21
   4.22     TAX TREATMENT...................................................21
   4.23     PRODUCTION AND PIPELINE IMBALANCES..............................21
   4.24     PUBLIC UTILITY HOLDING COMPANY ACT..............................21
   4.25     INVESTMENT COMPANY ACT..........................................21
   4.26     WELLS...........................................................21
   4.27     CONDITION OF EQUIPMENT..........................................21
   4.28     EVALUATION DATA.................................................22
   4.29     WELL STATUS.....................................................22
   4.30     ROYALTIES AND OTHER PAYMENTS....................................22
   4.31     FEDERAL LEASES..................................................22
   4.32     PREFERENTIAL RIGHTS.............................................22
   4.33     CURRENT COMMITMENTS.............................................22
   4.34     SUSPENSE FUNDS..................................................23
   4.35     HART-SCOTT-RODINO EXEMPTION.....................................23
   4.36     BANK ACCOUNTS...................................................23

ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS..............23

   5.01     AUTHORITY, ETC..................................................23
   5.02     TAX TREATMENT...................................................24
   5.03     INVESTMENT REPRESENTATIONS......................................24

ARTICLE VI.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND
             MERGER SUB.....................................................25

   6.01     ORGANIZATION AND AUTHORITY OF THE PURCHASER AND MERGER SUB......25
   6.02     CERTIFICATE OF INCORPORATION AND BYLAWS.........................25
   6.03     CAPITALIZATION..................................................25
   6.04     NO CONFLICT.....................................................26
   6.05     GOVERNMENTAL CONSENTS AND APPROVALS.............................26
   6.06     LITIGATION......................................................26
   6.07     TAX TREATMENT...................................................26
   6.08     OPERATIONS OF MERGER SUB........................................26
   6.09     SEC FILINGS; FINANCIAL STATEMENTS...............................27
   6.10     AUTHORIZATION AND ISSUANCE OF PURCHASER STOCK...................27
   6.11     ABSENCE OF PURCHASER MATERIAL ADVERSE EFFECT....................28
   6.12     BROKERS.........................................................28
   6.13     HART-SCOTT-RODINO EXEMPTION.....................................28

ARTICLE VII  ADDITIONAL AGREEMENTS..........................................28

   7.01     CONDUCT OF BUSINESS PRIOR TO THE CLOSING........................28
   7.02     ACCESS TO INFORMATION...........................................30
   7.03     CONFIDENTIALITY.................................................31
   7.04     CERTAIN APPROVAL................................................31



   7.05     REGULATORY AND OTHER AUTHORIZATIONS; NOTICES AND CONSENTS.........31
   7.06     NOTICE OF CERTAIN MATTERS.........................................32
   7.07     NO SOLICITATION OF TRANSACTIONS...................................32
   7.08     REGISTRATION RIGHTS AGREEMENT.....................................32
   7.09     RELEASE OF CLAIMS.................................................32
   7.10     PLAN OF REORGANIZATION............................................33
   7.11     NON-PROPRIETARY INFORMATION.......................................34
   7.12     STOCK AND PREFERRED STOCK ELECTIONS...............................34
   7.13     NYSE LISTING......................................................34
   7.14     INDEMNIFICATION OF DIRECTORS AND OFFICERS.........................35

ARTICLE VIII.  EMPLOYEE MATTERS...............................................35

   8.01     COMPENSATION AND BENEFITS; SERVICE RECOGNITION....................35
   8.02     EMPLOYEE STOCK OPTIONS............................................35
   8.03     SEVERANCE PLAN AMENDMENT..........................................36

ARTICLE IX.  CONDITIONS TO CLOSING............................................36

   9.01     CONDITIONS TO THE OBLIGATIONS OF EACH PARTY.......................36
   9.02     CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND
            THE STOCKHOLDERS..................................................37
   9.03     CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER AND MERGER SUB.....38

ARTICLE X.  INDEMNIFICATION...................................................38

   10.01    INDEMNIFICATION OF THE PURCHASER..................................38
   10.02    INDEMNIFICATION OF THE STOCKHOLDERS...............................39
   10.03    NOTICE AND DEFENSE OF THIRD PARTY CLAIMS..........................39
   10.04    LIMITATIONS.......................................................41
   10.05    EXCLUSIVE REMEDIES; ADDITIONAL LIMITATIONS........................41

ARTICLE XI. TERMINATION AND WAIVER............................................42

   11.01    TERMINATION.......................................................42
   11.02    EFFECT OF TERMINATION.............................................43
   11.03    WAIVER............................................................43

ARTICLE XII.  GENERAL PROVISIONS..............................................44

   12.01    SURVIVAL OF REPRESENTATIONS,WARRANTIES, COVENANTS AND
            AGREEMENTS........................................................44
   12.02    EXPENSES..........................................................44
   12.03    NOTICES...........................................................44
   12.04    PUBLIC ANNOUNCEMENTS..............................................45
   12.05    HEADINGS..........................................................45
   12.06    SEVERABILITY......................................................46
   12.07    ENTIRE AGREEMENT..................................................46
   12.08    ASSIGNMENT; THIRD PARTY BENEFICIARIES.............................46
   12.09    AMENDMENT.........................................................46
   12.10    GOVERNING LAW; FORUM..............................................46
   12.11    COUNTERPARTS......................................................47
   12.12    WAIVER OF JURY TRIAL..............................................47



ARTICLE XIII.  AGREEMENT AMONG STOCKHOLDER PARTIES...........................47

   13.01       APPLICABILITY.................................................47
   13.02       PAYMENT OF MERGER CONSIDERATION...............................47
   13.03       CONTRIBUTION..................................................47
   13.04       PAYMENT FROM THE ESCROW FUND..................................47


Annex A   --  Definitions


Exhibit A --  Substance of Opinion of Counsel to the Purchaser
Exhibit B --  Form of Escrow Agreement
Exhibit C --  Form of Certificate of Designation of Junior Convertible Preferred
              Stock
Exhibit D --  Form of Registration Rights Agreement
Exhibit E --  Form of Supplement to Transmittal Letter
Exhibit F --  Form of Transmittal Letter

         THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, (this "AGREEMENT"), is by and among Newfield Exploration Company, a Delaware corporation (the "PURCHASER"), Newfield Exploration Mid-Continent Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Purchaser ("MERGER SUB"), Lariat Petroleum, Inc., a Delaware corporation (the "COMPANY"), each of the stockholders of the Company signatory to this Agreement as of the date hereof, any other Stockholders and the stockholders of the Company who become a party to this Agreement subsequent to the date hereof by submitting a Properly Completed Transmittal Letter to the Purchaser in accordance with
Section 3.03(a) (the "ADDITIONAL STOCKHOLDERS") and is dated as of January 19, 2001 and shall be effective as of the Approval Date. Prior to the occurrence of the Approval Date, the Initial Agreement shall remain in full force and effect.

                                   WITNESSETH:

         WHEREAS, on December 28, 2000, the Purchaser, Merger Sub, the Company and the Signatory Stockholders executed and delivered that certain Agreement and Plan of Merger dated as of such date (the "INITIAL AGREEMENT");

         WHEREAS, the parties to this Agreement have determined that it is in the best interest of effected parties to amend and restate the Initial Agreement in a manner that would permit a Preferred Stock Election;

         WHEREAS, Section 12.09 of the Initial Agreement provides that prior to the Effective Time such agreement (other than Article XIII) may be amended by an instrument in writing signed by or on behalf of each of the Purchaser, Merger Sub, the Company and Stockholders holding a majority of the Shares and this Agreement has been signed by or on behalf of such parties; and

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of section 368(a) of the Code;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereby amend and restate, effective as of the Approval Date, the Initial Agreement in its entirety as follows:

                                   ARTICLE I.
                                   DEFINITIONS

         1.01 Definitions. Certain capitalized and other terms used in this Agreement are defined in Annex A hereto and are used herein with the meanings ascribed to them therein.

         1.02 Rules of Construction. Unless the context otherwise requires, as used in this Agreement (a) a term has the meaning ascribed to it; (b) an accounting term not otherwise defined has the meaning ascribed to it in accordance with GAAP; (c) "or" is not exclusive; (d)

"including" means "including, without limitation;" (e) words in the singular include the plural; (f) words in the plural include the singular; (g) words applicable to one gender shall be construed to apply to each gender; (h) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; and (i) the terms "Article" or "Section" shall refer to the specified Article or Section of this Agreement.

                                   ARTICLE II.
                                   THE MERGER

         2.01 The Merger. Upon the terms of, and subject to the conditions set forth in, this Agreement and in accordance with the DGCL, at the Effective Time, the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation (sometimes referred to herein as the "SURVIVING CORPORATION").

         2.02 Effective Time; Closing. On January 23, 2001 or, if the conditions precedent set forth in Article IX have not then been satisfied or, if permissible, waived, as promptly as practicable thereafter, but in no event later than the second Business Day following the satisfaction or, if permissible, waiver of the conditions set forth in Article IX, (such date being the "CLOSING DATE") the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware in such form as required by and executed in accordance with the relevant provisions of the DGCL. Immediately prior to the filing of the Certificate of Merger, the closing (the "CLOSING") will be held at the offices of Vinson & Elkins L.L.P., Houston, Texas, to confirm the satisfaction or waiver of the conditions set forth in Article IX. Subject to Section 3.03(b), immediately after filing the Certificate of Merger, the Purchaser shall, or shall cause the Surviving Corporation to:

         (a) wire transfer to the Escrow Agent pursuant to the Escrow Agreement immediately available funds in an amount equal to the aggregate Merger Consideration withheld pursuant to Section 2.02(b)(ii)(B);

         (b) with respect to each Stockholder who has delivered to the Purchaser a Properly Completed Transmittal Letter prior to the Election Deadline:

                  (i) issue certificates ("PURCHASER CERTIFICATES") for shares of Purchaser's common stock, par value $.01 per share ("PURCHASER COMMON STOCK"), or Junior Convertible Preferred Stock, par value $.01 per share ("PURCHASER PREFERRED STOCK"), issuable as Merger Consideration to such Stockholder registered as provided in the Properly Completed Transmittal Letter delivered to the Purchaser by such Stockholder; and

                  (ii) wire transfer to the account designated by such Stockholder in such Properly Completed Transmittal Letter immediately available funds in an amount equal to (A) the cash Merger Consideration payable to such Stockholder less (B) in the case of Stockholders other than Warburg, an amount equal to 10% of the sum of (1) the aggregate Merger Consideration otherwise payable to such Stockholder and (2) the

         Withholding Shares Adjustment, if any, attributable to the exercise of options by such Stockholder subsequent to the date of the Initial Agreement; and

         (c) repay in full the outstanding balance under the Bank of America credit agreement and the Warburg Note.

         2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, and duties of the Surviving Corporation.

         2.04 Certificate of Incorporation; Bylaws. At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Law and such Certificate of Incorporation. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

         2.05 Directors and Officers.

         (a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

         (b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

                                  ARTICLE III.
                            TREATMENT OF COMMON STOCK

         3.01 Treatment of Company Common Stock.

         (a) Subject to Section 3.05, by virtue of the Merger and without any action on the part of the Purchaser, Merger Sub, the Company or any of their respective stockholders, at the Effective Time each Share shall forthwith cease to exist and shall be converted into: (i) an amount in cash, without interest, equal to the Per Share Adjusted Purchase Price or (ii) (A) an amount in cash, without interest, equal to 50% of the Per Share Adjusted Purchase Price and (B) a number of validly issued, fully paid and nonassessable shares of Purchaser Common Stock or Purchaser Preferred Stock determined by dividing 50% of the Per Share Adjusted Purchase Price by the Purchaser Share Value and rounding the result to the nearest one-one thousandth of a share.

         (b) Subject to Sections 3.03(a), 3.03(c), 3.05 and 7.12 each record holder of Shares will be entitled, with respect to such Shares, to elect to receive shares of Purchaser Common Stock for 50% of such Shares and cash for the remaining 50% of such Shares (a "STOCK ELECTION") as determined pursuant to
Section 3.01(a)(ii); provided that a Stock Election shall be effective only if such election is made on a Properly Completed Transmittal Letter that is delivered to the Purchaser prior to the Election Deadline. If an effective Stock Election has not been made with respect to any Shares, all of such Shares shall be converted into the right to receive cash in an amount determined pursuant to
Section 3.01(a)(i).

         (c) Subject to Section 7.12, each holder of Shares that makes an effective Stock Election will be entitled to elect to receive one share of Purchaser Preferred Stock for each or any share of Purchaser Common Stock such holder would otherwise receive pursuant to Section 3.01(b) (a "PREFERRED STOCK ELECTION"); provided that a Preferred Stock Election shall be effective only if such election is made on a Properly Completed Transmittal Letter that is delivered to the Purchaser prior to the Election Deadline. If an effective Preferred Stock Election has not been made with respect to any Shares for which an effective Stock Election has been made, such shares shall be converted into Purchaser Common Stock pursuant to Section 3.01(b) (a "COMMON STOCK ELECTION").

         3.02 Cancellation of Treasury Shares. Each share of Company Common Stock held in the Company treasury or by the Company Subsidiary immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

         3.03 Exchange Procedures.

         (a) Pursuant to the Initial Agreement, the Company has mailed, or otherwise delivered, a Transmittal Letter to each registered holder of Company Common Stock. Prior to or promptly following the date of this Agreement, the Company shall mail, or otherwise deliver, a Supplement to Transmittal Letter to each registered holder of Company Common Stock. Each such holder who delivers a Properly Completed Transmittal Letter shall be entitled to the payment of the applicable Merger Consideration (net of the amount to be paid to the Escrow Agent and any applicable withholding pursuant to Section 3.03(c)) with respect to the Shares subject to such Stockholder's Properly Completed Transmittal Letter on the Closing Date as provided in Section 2.02. Each such holder that is not a Signatory Stockholder that delivers a Properly Completed Transmittal Letter to the Purchaser shall become a party hereto as an "Additional Stockholder" and as a "Stockholder" and shall be bound by all covenants, agreements, representations and warranties made by the Stockholders hereunder as if, unless otherwise specifically provided herein, such holder was an original party hereto as a "Stockholder." Each holder of Shares shall submit one Transmittal Letter and one Supplement to Transmittal Letter for all Shares beneficially owned by such holder and shall make, if available, a Stock Election for all of such Shares or make no Stock Election for all of such Shares; provided that a Signatory Stockholder may deliver a Transmittal Letter and a Supplement to Transmittal Letter with respect to all Shares beneficially owned (other than Shares acquired upon the exercise of options subsequent to the date of the Initial Agreement) by such Signatory Stockholder as of the date of the Initial Agreement and another Transmittal Letter and Supplement to Transmittal Letter with respect to Shares acquired upon the exercise of options subsequent to the date of the Initial Agreement and such Signatory Stockholder may chose not to make a Stock Election with respect to such Shares acquired after the date of the Initial Agreement regardless of the fact that such Signatory Stockholder makes a Stock Election with respect to the Shares he beneficially owned as of the date of the Initial Agreement.

         (b) After the Effective Time, upon the delivery by a holder of Shares to the Purchaser of a Properly Completed Transmittal Letter, the Purchaser shall pay (i) to such holder the Merger Consideration into which the Shares subject to such Properly Completed Transmittal Letter shall have been converted in accordance with the provisions of this Article III, less an amount equal to 10% of the aggregate Merger Consideration otherwise payable to such holder and less any applicable withholding pursuant to Section 3.03(c) and (ii) to the Escrow Agent pursuant to the Escrow Agreement an amount equal to 10% of the aggregate Merger Consideration otherwise payable to such holder. No interest will be paid or will accrue on the cash payable, if any, upon surrender of Company Certificates.

         (c) The Purchaser and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration, and from any Interim Dividend or other distribution which the holder is entitled to receive pursuant to
Section 3.08, such amounts that the Purchaser or the Surviving Corporation are required to deduct or withhold therefrom under the Code or any applicable provision of federal, state, local or foreign law.

         3.04 Transfer Books. The Merger Consideration issued upon the surrender of Company Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such certificates and the Shares previously represented thereby, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

         3.05 No Fractional Shares. No fraction of a share of Purchaser Common Stock or Purchaser Preferred Stock shall be issued, but in lieu thereof, each Stockholder who would otherwise be entitled to a fraction of a share of Purchaser Common Stock or Purchaser Preferred Stock shall, upon surrender of Company Certificates to the Purchaser, be paid an amount in cash by the Purchaser (without interest) equal to the value of such fraction of a share based upon the Purchaser Share Value.

         3.06 Lost, Stolen or Destroyed Certificates. If any Company Certificates have been lost, stolen or destroyed, the Purchaser shall deliver in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit, which shall include indemnities which are reasonably acceptable to the Purchaser, of that fact by the holder thereof, the Merger Consideration to which such holder is entitled.

         3.07 Abandoned Property; Escheat. None of the Purchaser, the Company nor the Surviving Corporation shall be liable to any former holder of shares of Company Common Stock for any shares or amounts properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         3.08 Certain Adjustments. If, in the period between the date of the Initial Agreement and the Effective Time, the outstanding shares of Purchaser Common Stock shall be changed into a different number of shares or other securities by reason of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Purchaser Common Stock), merger, reorganization, recapitalization or other like change with respect to Purchaser Common Stock, then the Purchaser Share Value and the form of securities issuable in the Merger shall be appropriately adjusted to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such event. If any dividend or other distribution is declared in respect of the Purchaser Common Stock with a record date subsequent to the date of the Initial Agreement and prior to the Effective Time for which holders of Shares are not entitled to an adjustment pursuant to the immediately preceding sentence (an "INTERIM DIVIDEND"), then, upon the issuance of Purchaser Common Stock or Purchaser Preferred Stock as Merger Consideration, each holder of Shares, in addition to the Purchaser Common Stock or Purchaser Preferred Stock received, shall also receive a payment in cash equal to the fair market value of the Interim Dividend.

         3.09 Restricted Securities. The parties acknowledge that the shares of Purchaser Common Stock and Purchaser Preferred Stock to be issued pursuant to this Article III have not been registered and shall be characterized as "restricted securities" under federal securities laws, and, under such laws, such shares may be resold without registration under the Securities Act only in certain limited circumstances. Each certificate evidencing shares of Purchaser Common Stock or Purchaser Preferred Stock to be issued pursuant to this Article III shall bear the following legend:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. THE SHARES REPRESENTED BY THIS CERTIFICATE ALSO ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER PURSUANT TO THAT CERTAIN REGISTRATION RIGHTS AGREEMENT DATED AS OF JANUARY ____, 2001 BY AND AMONG NEWFIELD EXPLORATION COMPANY AND CERTAIN OF THE FORMER STOCKHOLDERS OF LARIAT PETROLEUM, INC."

         3.10 Taking of Necessary Action; Further Action. The parties hereto shall take all commercially reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger, and the transactions contemplated hereby, as promptly as practicable. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the Purchaser and the Surviving Corporation, as applicable, shall direct their respective officers and directors to take all lawful action in furtherance of the foregoing, and each of the Stockholders hereby agrees to take all commercially reasonable and lawful action not requiring expenditure of a material sum or inconsistent with this Agreement in furtherance of the foregoing.

         3.11 Transfer of Ownership. If any Purchaser Certificates are to be issued in a name other than that in which the Company Certificates surrendered in exchange therefor are registered, it shall be a condition of such exchange that the certificate or certificates so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Purchaser any transfer or other taxes required by reason of the issuance of such Purchaser Certificates for such shares of Purchaser Common Stock or Purchaser Preferred Stock in a name other than that of the registered holder of the Company Certificate surrendered, or shall establish to the satisfaction of the Purchaser that such tax has been paid or is not applicable.

         3.12 Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Company Common Stock held by a Person (a "DISSENTING STOCKHOLDER") who duly demands appraisal of his Company Common Stock pursuant to the DGCL and complies with all the provisions of the DGCL concerning the right of holders of Company Common Stock to demand appraisal of their Company Common Stock in connection with the Merger ("DISSENTING SHARES") shall not be converted as described in Section 3.01 but shall become the right to receive such cash consideration as may be determined to be due to such Dissenting Stockholder as provided in the DGCL. If, however, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, each share of Company Common Stock shall be deemed to be converted into the Merger Consideration, and such shares of Company Common Stock shall no longer be deemed to be Dissenting Shares. The Company shall give Purchaser (i) prompt notice of any demands for appraisal of Shares received by the Company and
(ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Purchaser, voluntarily make any payment with respect to, settle or offer to settle, any such demands.

                                   ARTICLE IV.
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

         The Company hereby represents and warrants to the Purchaser that:

         4.01 Organization, Authority and Qualification of the Company.

         (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company will, on and after the Approval Date, have all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The Company is duly licensed or qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except for those jurisdictions in which the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Effect. Section 4.01(a) of the Disclosure Schedule sets forth each state in which the Company is qualified or licensed to do business. True and correct copies of the Certificate of Incorporation and Bylaws of the Company, each as in effect on the date hereof, have been provided by the Company to the Purchaser. Such Certificate of Incorporation and Bylaws are in full force and effect. The Company is not in violation of any provision of its Certificate of Incorporation or Bylaws. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will, on and after the Approval Date, have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (other than, with respect to the Merger, the filing of the Certificate of Merger as contemplated by Section 2.02 and, if all stockholders of the Company as of the date of this Agreement are not initially parties to this Agreement, providing notice of action by written consent in accordance with Sections 228 and 262 of the DGCL).

         (b) This Agreement has been duly executed and delivered by the Company, and (subject to the occurrence of the Approval Date and assuming due authorization, execution and delivery by the Purchaser and Merger Sub) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws effecting creditor's rights and remedies generally.

         4.02 Capital Stock of the Company; Ownership of the Shares.

         (a) The authorized capital stock of the Company is 829,500 shares consisting of 370,000 shares of Class A Common Stock, par value $.01 per share, and 459,500 shares of Class B Common Stock, par value $.01 per share. As of the date of the Initial Agreement, (i) 368,070 shares of Class A Common Stock were outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, and (ii) no shares of Class B Common Stock were outstanding. No shares of Company Common Stock are held in the treasury of the Company. None of the outstanding shares of Company Common Stock were issued in violation of, and, except as set forth in Section 4.02(b) of the Disclosure Schedule, none are subject to, any preemptive rights, rights of first refusal or other similar rights. Except as set forth in Section 4.02(a) of the Disclosure Schedule, as of the date of the Initial Agreement, there were no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating the Company's stockholders or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company.

         (b) Except as set forth in Section 4.02(b), there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. To the Knowledge of the Company, Section 4.02(b) of the Disclosure Schedule sets forth all voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any of the Company Common Stock, except those contemplated or required by this Agreement.

         (c) Section 4.02(c) of the Disclosure Schedule sets forth a true and complete list (the "STOCKHOLDERS' LIST") that accurately reflects the name of each stockholder of the Company and the number of shares of Company Common Stock held of record by each stockholder as of the date of the Initial Agreement.

         4.03 Company Subsidiary.

         (a) Other than the Company Subsidiary, there are no, and there have not been any, other corporations, partnerships, joint ventures, associations or other entities in which the Company owns, or has owned, of record or beneficially, any direct or indirect equity or other interest, or any right (contingent or otherwise) to acquire the same. Except as set forth in Section 4.03(a) of the Disclosure Schedule, there are no partnerships or joint venture agreements or other business entities in which the Company or the Company Subsidiary owns any equity interest.

         (b) The Company Subsidiary (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oklahoma, (ii) has all necessary limited liability company power and authority to own, operate or lease the properties and assets owned, operated or leased by the Company Subsidiary and to carry on its business as it is currently conducted and (iii) is duly licensed or qualified as a foreign limited liability company to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except for those jurisdictions in which the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Effect. Section 4.03(b) of the Disclosure Schedule sets forth each state in which the Company Subsidiary is qualified or licensed to do business.

         (c) The Company is the sole member of the Company Subsidiary. Except as set forth in Section 4.03(c) of the Disclosure Schedule, all of the outstanding equity and other interests in the Company Subsidiary are validly issued, fully paid and nonassessable and are owned by the Company free and clear of all Encumbrances.

         (d) There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character, relating to any equity or other interest in the Company Subsidiary or obligating the Company or the Company Subsidiary to issue or sell any equity or other interest in the Company Subsidiary.

         (e) There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any equity or other interest in the Company Subsidiary.

         (f) True and complete copies of the organizational documents as in effect on the date hereof, of the Company Subsidiary have been provided by the Company to the Purchaser.

         4.04 Corporate Books and Records. In all material respects, the minute books of the Company and the Company Subsidiary contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, Boards of Directors and all committees of the Boards of Directors of the Company and the Company Subsidiary. Complete and accurate copies of all such minute books of the Company and the Company Subsidiary have been made available by the Company to the Purchaser.

         4.05 No Conflict. Except as set forth in Section 4.05 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not on and after the Approval Date (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws or similar organizational documents of the Company or the Company Subsidiary, (b) conflict with or violate any Law or Governmental Order applicable to the Company or the Company Subsidiary or by which any property or asset of either of them is bound or (c) other than with respect to Evaluation Data which is governed by
Section 4.28, conflict with, result in any breach of or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of acceleration, termination, amendment or cancellation of, or result in the creation of any Encumbrance on any assets or properties of the Company or the Company Subsidiary pursuant to any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or obligation to which the Company or the Company Subsidiary is a party or by which any of the Company Common Stock or any property or asset of the Company or the Company Subsidiary is bound or affected.

         4.06 Governmental Consents and Approvals. Except for the filing of the Certificate of Merger as contemplated by Section 2.02 and as set forth in
Section 4.06 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority.

         4.07 Financial Information, Books and Records.

         (a) True and complete copies of (i) the audited consolidated balance sheets of the Company and its subsidiary as of December 31, 1997, December 31, 1998 and December 31, 1999, and the related audited consolidated statements of operations and cash flows of the Company and its subsidiaries for each of the calendar years then ended and (ii) the audited consolidated balance sheet of the Company and its subsidiary as of October 31, 2000, and the related consolidated statements of operations and cash flows for the ten months then ended together in each case with all related notes and schedules thereto, accompanied by the reports thereon of the Company's independent accountants (collectively referred to herein as the "FINANCIAL STATEMENTS") have been provided by the Company to the Purchaser. The Financial Statements (including the related notes and schedules thereto) (A) were prepared in accordance with the books of account and other financial records of the Company and the Company Subsidiary, as applicable, (B) present fairly the consolidated financial condition of the Company and the Company Subsidiary for the periods covered thereby and (C) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company and the Company Subsidiary, except as may be noted therein and for changes required by GAAP.

         (b) The books of account and other financial records of the Company and the Company Subsidiary (i) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and
(ii) have been maintained in accordance with good business and accounting practices.

         (c) The accounts receivable of the Company and the Company Subsidiary outstanding as of the date hereof (i) have arisen in the ordinary course of business for goods delivered or services rendered and (ii) are, to the Knowledge of the Company, good and collectible (or have been collected), subject to the reserves therefore established by the Company and set forth in the Valuation Balance Sheet.

         (d) The inventories of the Company and the Company Subsidiary as reflected on the respective balance sheets included in the Financial Statements have been valued in accordance with GAAP and customary industry practice using Council of Petroleum Accountants Societies (COPAS) guidelines.

         4.08 No Undisclosed Liabilities. To the Knowledge of the Company, there are no Liabilities of the Company or the Company Subsidiary other than Liabilities (a) reflected on or reserved against in the Valuation Balance Sheet or the notes thereto, (b) incurred since the date of the Valuation Balance Sheet in the ordinary course of the business, consistent with past practice, of the Company and the Company Subsidiary (none of which relates to contractual indemnity obligations of the Company or the Company Subsidiary), (c) set forth in Section 4.08 of the Disclosure Schedule and (d) performance obligations under contracts which are not in default.

         4.09 Absence of Certain Changes, Events and Conditions. Except as set forth in Section 4.09 of the Disclosure Schedule or with respect to actions taken subsequent to the date of the Initial Agreement and not in violation of
Section 7.01, since the date of the Reference Balance Sheet, the business of the Company and the Company Subsidiary has been conducted in all material respects in the ordinary course, consistent with past practice, and, since such date, there has not been (a) any event or change that has had a Material Adverse Effect, (b) any material change by the Company in its accounting methods, principles or practices other than as required by GAAP, (c) any declaration, setting aside or payment of any dividend or distribution in respect of the Company Common Stock or any redemption, purchase or other acquisition of any of its securities other than upon the exercise of any of the options set forth in
Section 4.02(a) of the Disclosure Schedule, (d) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase, phantom stock or other employee benefit plan, except as permitted by Section 8.02, (e) any increase in salaries or other benefits other than in the ordinary course of business consistent with past practices, (f) any action by the Company or the Company Subsidiary to (i) incur or suffer to exist any Indebtedness (other than that set forth in the Reference Balance Sheet and revolving credit borrowings under the Company's credit agreement) or any renewals or extensions thereof except trade accounts payable incurred in the ordinary course of business, (ii) enter into any agreement requiring the maintenance of a specified net worth of the Company or the Company Subsidiary;
(iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for endorsement of checks for collection in the ordinary course of business and except pursuant to the terms of customary operating agreements; or (iv) make any loans, advances (except in the ordinary course of business) or capital contributions to, or investments in, any Person, (g) any sale or other disposition of any material Properties, assets or businesses of the Company or the Company Subsidiary, (h) any acquisition, including by merger or consolidation, of any material Properties, assets or businesses or (i) any material casualty losses affecting any portion of any of the Properties or other assets or operations of the Company or the Company Subsidiary.

         4.10 Litigation. Except as set forth in Section 4.10 of the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Company, threatened against the Company, the Company Subsidiary or any Property or other asset of the Company or the Company Subsidiary. There are no outstanding Governmental Orders against the Company or the Company Subsidiary or with respect to any Property or other asset of the Company or the Company Subsidiary.

         4.11 Compliance with Laws. To the Knowledge of the Company, each of the Company and the Company Subsidiary has conducted and continues to conduct its Operations and business, and the Properties and their other assets are, in compliance with all Laws (other than Environmental Laws which are governed solely by Section 4.16) and Governmental Orders applicable to the Company, the Company Subsidiary, the Properties or such other assets. To the Knowledge of the Company, the Company and the Company Subsidiary hold all permits from Governmental Authorities necessary to the ownership of the Properties and all Operations in connection therewith.

         4.12 Material Contracts.

         (a) Section 4.12(a) of the Disclosure Schedule lists each of the following contracts and agreements (whether oral or written) of the Company or the Company Subsidiary in effect as of the date of the Initial Agreement (collectively, the "MATERIAL CONTRACTS"):

                  (i) any agreement or commitment for capital expenditures or the acquisition or construction of fixed assets in excess of $50,000 for any single project (it being represented and warranted that the amount under all undisclosed agreements and commitments for capital expenditures or the acquisition or construction of fixed assets does not exceed $250,000 in the aggregate for all projects);

                  (ii) any gas, crude oil or liquids sales agreement, gas, crude oil or liquids purchase agreement, or gas, crude oil or liquids marketing agreement, other than any such agreement that (A) can be terminated by the Company or the Company Subsidiary, as the case may be, without penalty, upon not more than 30 calendar days' notice or (B) provides for a non-market sensitive price;

                  (iii) any agreement for, or that contemplates, the sale or farmout of any Lease, or the sale of any other material asset (other than sales in the ordinary course of business) after December 31, 1999;

                  (iv) any lease of property (other than oil and gas leases) providing for payments under such lease at an annual rate in excess of $50,000;

                  (v) any agreement for the future acquisition of 3-D seismic data that requires aggregate future payments in excess of $50,000;

                  (vi) any agreement relating to a Hedging Transaction;

                  (vii) any document relating to Indebtedness of the Company or the Company Subsidiary;

                  (viii) all material contracts and agreements with any Governmental Authority (other than oil and gas leases) to which the Company or the Company Subsidiary is a party;

                  (ix) all non-competition agreements or other contracts and agreements that limit or purport to limit the ability of the Company or the Company Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

                  (x) all contracts and agreements between or among the Company or the Company Subsidiary on the one hand and any Stockholder or any Affiliate of a Stockholder (other than the Company or the Company Subsidiary) on the other hand;

                  (xi) all contracts or agreements establishing any joint ventures or partnerships;

                  (xii) all employment, severance and similar agreements;

                  (xiii) all collective bargaining agreements with labor unions covering any employees of the Company or any Company Subsidiary;

                  (xiv) all bonus, profit sharing, stock option, stock purchase, stock appreciation, phantom stock, incentive compensation, deferred compensation, severance, retention, change in control or other plan or arrangement for the benefit of current or former directors, officers or employees;

                  (xv) all contracts, agreements or arrangements with independent contractors or consultants (or similar arrangements) to which the Company or the Company Subsidiary is a party other than contracts, agreements or arrangements that are cancelable without penalty or further payment with less than 30 days' notice;

                  (xvi) any brokerage or finder's agreement;

                  (xvii) all other contracts and agreements not entered into in the ordinary course of business, consistent with past practice, of the Company and the Company Subsidiary or the absence of which would reasonably be expected to have a Material Adverse Effect;

                  (xviii) any participation, program or farmout agreement under which the Company or any Company Subsidiary is obligated to make future expenditures in excess of $50,000 per year; and

                  (xix) any area of mutual interest agreement to which the Company or the Company Subsidiary is a party or by which any of such Person's Properties are bound.

         (b) The Purchaser has been provided a correct and complete copy of each Material Contract. With respect to each Material Contract: (i) such Material Contract is legal, valid, binding, enforceable, and in full force and effect;
(ii) the Company is not, and to the Company's Knowledge no other party to a Material Contract is, in material breach or default thereof, and no event has occurred with respect to the Company or, to the Company's Knowledge, with respect to any other party thereto, which with notice or lapse of time would constitute a material breach or default or would permit termination, modification, or acceleration, under such Material Contract; (iii) to the Company's Knowledge, no party has repudiated any provision of such Material Contract, and (iv) such Material Contract has not been amended except as set forth in Section 4.12(a) of the Disclosure Schedule.

         4.13 Title to Property.

         (a) Except as to those matters set forth in Section 4.13 of the Disclosure Schedule and except for immaterial non-producing Wells and Leases, the Company or the Company Subsidiary has Defensible Title to all Properties and such Properties are free and clear of Encumbrances.

         (b) Section 4.13(b) of the Disclosure Schedule sets forth a brief description of all Leases and Wells.

                  (i) With respect to any producing Lease or Well, "DEFENSIBLE TITLE" shall mean, subject to Permitted Encumbrances, such record and beneficial right, title and interest in and to such Lease or Well that:

                           (A) entitles the Company or the Company Subsidiary,
                  as applicable, to receive a Net Revenue Interest in such Lease or Well that is equal to or greater than the Net Revenue Interest set forth in Section 4.13(b)(i) of the Disclosure

                  Schedule therefor, without reduction, suspension or diminution throughout the duration of the estate constituting such Property, except as shown in Section 4.13(b)(i) of the Disclosure Schedule and except for changes or adjustments that result from the establishment of units, changes in existing units (or the participating areas therein), whether voluntary or by order of the appropriate regulatory agency having jurisdiction, or the entry into of pooling or unitization agreements, in each case, after the date of the Initial Agreement or that result from or are incidental to Operations conducted as permitted or required by Section 7.01;

                           (B) obligates or subjects the Company or the Company
                  Subsidiary, as applicable, to bear a Working Interest in such Lease or Well that is no greater than the leasehold interest, record title or operating rights interest set forth in Section 4.13(b)(i) of the Disclosure Schedule therefor, without increase throughout the duration of the estate constituting such Property, except as shown in Section 4.13(b)(i) of the Disclosure Schedule and except for any changes or adjustments that are caused by contribution requirements provided for under provisions similar to those contained in an operating agreement, that result from the establishment of units, changes in existing units (or the participating areas therein), or the entry into of pooling or unitization agreements, whether voluntary or by order of the appropriate regulatory agency having jurisdiction, in each case, after the date of the Initial Agreement or that result from or are incidental to Operations conducted as permitted or required by
                  Section 7.01;

                           (C) such Lease is valid and enforceable and grants
                  the rights purported to be granted thereby and all rights necessary thereunder for the current Operations of the Company or the Company Subsidiary, as applicable;

                           (D) neither the Company nor the Company Subsidiary is
                  in default under and, to the Knowledge of the Company, no other Person is in default under, such Lease; and

                           (E) there are no provisions of such Lease that would
                  operate to increase the royalty share of the lessor thereunder or excise or similar taxes claimed by Persons with jurisdiction over the land covered thereby.

                  (ii) With respect to any material non-producing Lease or Well, "DEFENSIBLE TITLE" shall mean, subject to Permitted Encumbrances, title that would be acceptable to a reasonably prudent title examiner and free from reasonable doubt to the end that a prudent Person engaged in the business of the ownership, development and operation of oil and gas operations with knowledge of all of the facts and appreciation of their legal significance would be willing to accept the same.

         (c) Section 4.13(c) of the Disclosure Schedule contains a description of the Easements. With respect to the Easements and the Equipment, "DEFENSIBLE TITLE" shall mean that the Company and the Company Subsidiary own such rights as are necessary for the current Operations of the Company and the Company Subsidiary without material interference by any other Person.

         (d) Section 4.13(d) of the Disclosure Schedule sets forth a brief description of each parcel of real property in which either the Company or the Company Subsidiary holds an interest (other than the Leases) therein (the "OTHER REAL PROPERTY"). With respect to Other Real Property, "DEFENSIBLE TITLE" shall, subject to the Permitted Encumbrances, mean title that affords the holder thereof the right of quiet enjoyment of all such real property that is material to the Company or the Company Subsidiary, whether leased or fee, for the term of any applicable agreement relating thereto and that grants the rights purported to be granted thereby and all rights necessary thereunder for the current operations of the Company and the Company Subsidiary without material interference by any other Person.

         4.14 Intellectual Property. The Company and the Company Subsidiary own or license, or otherwise have the right to use, all patent, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs (other than Evaluation Data which is governed by Section 4.28) ("INTELLECTUAL PROPERTY") currently used in the conduct of the business of the Company and the Company Subsidiary. To the Company's Knowledge, the Company's and the Company Subsidiary's use of the Intellectual Property does not infringe on the rights of any Person and no Person is infringing on any right of the Company or the Company Subsidiary with respect to any such Intellectual Property. No claims are pending or, to the Company's Knowledge, threatened that the Company or the Company Subsidiary is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property.

         4.15 Employee Matters.

         (a) With respect to each incentive compensation, deferred compensation, equity based, severance, employment, change of control or employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in section 3(3) of ERISA), maintained or contributed to by the Company or the Company Subsidiary or with respect to which the Company or the Company Subsidiary may have any liability, whether or not such plan, program, arrangement or contract has been terminated prior to the date of this Agreement, (the "PLANS"), the Company has provided to the Purchaser a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS for each Plan for which such report is required, (ii) a complete copy of each such Plan, (iii) each trust agreement or other funding arrangement relating to each such Plan, (iv) the most recent summary plan description for each Plan for which a summary plan description is required, and (v) the most recent determination letter, if any, issued by the IRS with respect to any Plan qualified under section 401(a) of the Code. None of the Plans are subject to Title IV of ERISA, and neither the Company nor the Company Subsidiary has any actual or contingent liability under ERISA or the Code with respect to any Plan.

         (b) Except as set forth in Section 4.15(b) of the Disclosure Schedule, with respect to the Plans, no event has occurred or is about to occur and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or the Company Subsidiary could be subject to any liability under the terms of such Plans, ERISA, the Code or any other applicable Law. Each of the Plans has been operated and administered in accordance with applicable Laws and administrative or governmental rules and regulations, including, but not limited to, ERISA and the Code and all contributions required to have been made by the terms of such Pans or applicable Law have been made. Each Plan intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified. No Plan is a multiemployer plan or a multiple employer plan.

         (c) There is no labor dispute, strike or work stoppage against the Company or the Company Subsidiary, ongoing, pending or overtly threatened, which may interfere with the respective business activities of the Company or the Company Subsidiary. Except as set forth in Section 4.15(c) of the Disclosure Schedule, to the Knowledge of the Company, neither the Company nor the Company Subsidiary, nor their representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or the Company Subsidiary, and there is no charge or complaint against the Company or the Company Subsidiary by the National Labor Relations Board or any comparable state agency pending or overtly threatened.

         (d) Neither the Company nor the Company Subsidiary is a party to any collective bargaining agreement. To the Knowledge of the Company, no collective bargaining agent has been certified as a representative of any of the employee of the Company and no union organizational campaign is currently pending with respect to any of the employees of the Company or Company Subsidiary.

         (e) The Company has provided to the Purchaser (i) copies of all employment agreements with officers of the Company or the Company Subsidiary;
(ii) copies of all severance agreements, programs and policies of the Company or any Company Subsidiary with or relating to its employees; and (iii) copies of all plans, programs, agreements and other arrangements of the Company or any Company Subsidiary with or relating to its employees which contain change of control provisions.

         (f) Except as set forth in Section 4.15(f) of the Disclosure Schedule, each Plan may be unilaterally terminated by the Company or the Company Subsidiary, as applicable, at any time without liability other than for benefits accrued as of the date of such termination.

         (g) No Plan provides retiree medical or retiree life insurance benefits to former employees of the Company.

         4.16 Environmental Matters. Except as disclosed in Section 4.16 of the Disclosure Schedule:

         (a) the Company and the Company Subsidiary are in compliance with all applicable Environmental Laws and there are no conditions existing on or resulting from operations or use of the Properties or other assets by the Company or the Company Subsidiary that may give rise to any on-site or off-site obligation under any applicable Environmental Laws;

         (b) neither the Company or the Company Subsidiary has received notice from any person or entity relating to any alleged noncompliance with applicable Environmental Laws and there are no existing, pending or, to the Company's Knowledge, threatened actions, suits, investigations, inquiries or proceedings by or before any Governmental Authority relating to any Environmental Laws with respect to the Company or the Company Subsidiary or any of their Properties, other assets or operations;

         (c) all notices, permits, registrations or similar authorizations, if any, required to be obtained or filed in connection with the operation of the Properties or other assets by the Company or the Company Subsidiary, including the generation, treatment, storage or disposal of Hazardous Materials into the environment, have been duly obtained or filed and are currently in full force and effect;

         (d) there has been no release or threatened release of any Hazardous Materials into the environment in violation of any applicable Environmental Laws by the Company or the Company Subsidiary in connection with any of their Properties, other assets or operations; and

         (e) the Company and the Company Subsidiary have made available to the Purchaser copies of all internal and external environmental reports, audits, studies and correspondence relating to significant environmental maters in the possession of the Company and the Company Subsidiary.

         4.17 Reserve Reports.

         (a) The Company has delivered to the Purchaser copies of oil and gas reserve reports for the Company prepared by the Company and reviewed by Ryder Scott Company, L.P. as of December 31, 1999 and July 1, 2000 (collectively, the "RESERVE REPORTS"). Neither the Company nor the Company Subsidiary has Knowledge of any facts that would make the factual information provided by the Company and the Company Subsidiary to Ryder Scott Company, L.P., and on which the Reserve Reports were based, inaccurate at the time provided. The factual information provided by the Company to Ryder Scott Company, L.P. was based upon information contained in the records and files of the Company and the Company Subsidiary kept in the ordinary course of their respective businesses, consistent with past practice.

         (b) OTHER THAN AS EXPRESSLY SET FORTH IN SECTION 4.17(a), NEITHER THE COMPANY NOR THE COMPANY SUBSIDIARY MAKES ANY REPRESENTATION OR WARRANTY TO THE PURCHASER OR MERGER SUB, AND EACH OF THEM HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY, (I) THAT THE RESERVE ESTIMATES, COST AND CASH FLOW ESTIMATES, PRICE ESTIMATES OR PRODUCTION OR FLOW RATE ESTIMATES CONTAINED IN THE RESERVE REPORTS, OR IN ANY SUPPLEMENT THERETO OR UPDATE THEREOF, ARE IN ANY WAY COMPLETE, ACCURATE OR NOT MISLEADING, THE SAME BEING PREDICTIONS AS TO FUTURE EVENTS WHICH ARE INHERENTLY SUBJECT TO INCOMPLETENESS OR INACCURACY OR (II) WITH RESPECT TO ANY OTHER FINANCIAL PROJECTION OR FORECAST RELATING TO THE COMPANY OR THE COMPANY SUBSIDIARY.

         4.18 Prepayments; Hedging; Calls. Except as set forth in Section 4.18 of the Disclosure Schedule:

         (a) neither the Company nor the Company Subsidiary has any outstanding obligations for the delivery of Hydrocarbons attributable to any of the Properties of the Company or the Company Subsidiary in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor;

         (b) neither the Company nor the Company Subsidiary is bound by any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, interest rates, currencies or securities (each, a "HEDGING TRANSACTION"); and

         (c) no Person has any call upon, option to purchase, or similar right to purchase any portion of the Hydrocarbons from the Properties at a price less than the prevailing market price.

         4.19 Taxes. Except as set forth in Section 4.19(a) of the Disclosure
Schedule:

         (a) (i) all Tax Returns that were required to be filed by or with respect to the Company or the Company Subsidiary have been duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items ("TAX ITEMS") required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return were true, correct and complete and all Taxes required to be paid by the Company or the Company Subsidiary for the periods covered by such Tax Returns have been paid, (iii) all Taxes owed by the Company or the Company Subsidiary that are or have become due have been timely paid in full, (iv) all Tax withholding and deposit requirements imposed on or with respect to any of the Company or the Company Subsidiary have been satisfied in full in all respects, and (v) there are no Encumbrances (other than Permitted Encumbrances) on any of the assets of the Company or the Company Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax;

         (b) Section 4.19(b) of the Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to the Company or the Company Subsidiary for the four taxable years ending prior to the date of the Initial Agreement, indicates those Tax Returns that have been audited, indicates those Tax Returns that are currently the subject of audit, and indicates those Tax Returns whose audits have been closed;

         (c) there is no claim against the Company or the Company Subsidiary for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened with respect to any Tax Return of or with respect to the Company or the Company Subsidiary, which has not been paid or resolved;

         (d) no claim has ever been made by an authority in a jurisdiction where the Company or the Company Subsidiary does not file Tax Returns that it is or may be subject to any material taxation in that jurisdiction;

         (e) other than with respect to Tax Returns for the period ending December 31, 2000, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or the Company Subsidiary or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company or the Company Subsidiary;

         (f) the total amounts set up as liabilities for current Taxes in the Financial Statements are sufficient to cover the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due (i) by or with respect to the Company or the Company Subsidiary up to and through the periods ending on the dates thereof and (ii) by or with respect to any operations, activities, transactions, actions or property of the Company or the Company Subsidiary up to and through the periods ending on the dates thereof;

         (g) there are no Tax allocation or sharing agreements affecting the Company or the Company Subsidiary. No payments are due or will become due by the Company or the Company Subsidiary pursuant to any such agreement or arrangement or any tax indemnification;

         (h) neither the Company nor the Company Subsidiary will be required to include (i) any amount in income for any taxable period beginning after December 31, 1999 as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period or (ii) in any period ending after the Closing Date any income that accrued in a period prior to the Closing Date, but was not recognized in any period prior to the Closing Date as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or the cash method of accounting;

         (i) neither the Company nor the Company Subsidiary has consented to have the provisions of section 341(f)(2) of the Code apply with respect to a sale of its stock;

         (j) neither the Company nor the Company Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that would not be deductible under Section 280G of the Code; and

         (k) neither the Company nor the Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than any of the Company and the Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         4.20 Insurance. The Company and the Company Subsidiary have all insurance policies that they believe are required in connection with the operation of the business of the Company and the Company Subsidiary as currently conducted. The Company has made available to the Purchaser true and correct copies of each of the insurance policies relating to the Company or the

Company Subsidiary that are currently in effect. With respect to each such insurance policy, none of the Company, the Company Subsidiary or, to the Knowledge of the Company, any other party to the policy is in material breach or default thereunder (including with respect to the payment of premiums or the giving of notice) and, to the Knowledge of the Company, there has been no occurrence or event which, with notice or the lapse of time or both, would constitute such a material breach or default or would permit termination, modification or acceleration under the policy.

         4.21 Brokers. Except for Banc of America Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Company, any of the Stockholders or the Company Subsidiary.

         4.22 Tax Treatment. The Company has not taken or failed to take any action that would prevent the Merger from qualifying as a tax-free reorganization within the meaning of section 368(a) of the Code.

         4.23 Production and Pipeline Imbalances. Section 4.23 of the Disclosure Schedule sets forth the Company's best estimate of the Company's and the Company Subsidiary's pipeline and production imbalances and penalties as of October 31, 2000 with respect to the Properties based upon the gas transportation and sales imbalances reflected in the Company's or the Company Subsidiary's records and files with respect to Leases and Wells operated by the Company or the Company Subsidiary and balancing information provided by third party operators as to Leases and Wells not operated by the Company or the Company Subsidiary.

         4.24 Public Utility Holding Company Act. Neither the Company nor the Company Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, and the rules and regulations thereunder.

         4.25 Investment Company Act. Neither the Company nor the Company Subsidiary is an "investment company" or a company "controlled" by an "investment company," in each case within the meaning of the Investment Company Act of 1940, as amended.

         4.26 Wells. During any period operated by the Company or the Company Subsidiary, as applicable, and to the Knowledge of the Company, during other periods (a) all of the Wells in which the Company or the Company Subsidiary has an interest by virtue of its ownership in the Leases have been drilled and completed within the boundaries of such Leases and (b) all such Wells have been produced in compliance with allowables allocated thereto by any applicable Governmental Authority.

         4.27 Condition of Equipment. To the Knowledge of the Company, the Wells and Equipment owned or leased by the Company or the Company Subsidiary (a) are in the aggregate in a condition that is adequate for normal operations in accordance with standard industry practice, (b) comply in all material respects with the requirements of all applicable contracts and (c) comply in all material respects with all applicable Laws.

         4.28 Evaluation Data. The Company or the Company Subsidiary owns or has the right to use without any limitations or restrictions adversely affecting the use of the same in the ordinary conduct of its business, all material technology, processes, maps, seismic records, shot points, field notes, interpretations and programs, all seismic, geological and geophysical information and libraries, and other proprietary information relating to the business and assets of the Company and the Company Subsidiary (collectively, "EVALUATION DATA"), and this Agreement has not altered or impaired, nor will alter or impair, any such rights or has breached, or will breach, any agreements with third party vendors or has required, or may require (whether in Company's opinion or the third party vendor's opinion), payments of material additional sums thereto, or has required, or may require (whether in the Company's opinion or the third party vendor's opinion), the return of any records or information. No person has overtly challenged or questioned the validity or effectiveness of any license or agreement relating to the same or the right of the Company or the Company Subsidiary, as applicable, to use the same.

         4.29 Well Status. Except as set forth in Section 4.29 of the Disclosure Schedule, there are no Wells located on a Lease that:

         (a) the Company or the Company Subsidiary is currently obligated by Law, Governmental Order or contract to plug and abandon;

         (b) the Company or the Company Subsidiary will be obligated by law or contract to plug and abandon with the lapse of time or notice or both because the Well is not currently capable of producing in commercial quantities;

         (c) are subject to exceptions to a requirement to plug and abandon issued by a Governmental Authority having jurisdiction over the Properties; or

         (d) to the Knowledge of the Company, all Wells that have been plugged and abandoned or reclaimed have been plugged and abandoned or reclaimed in accordance with all applicable requirements of each Governmental Authority having jurisdiction over the Properties.

         4.30 Royalties and other Payments. All royalties, overriding royalties, compensatory royalties and other payments due with respect to the Properties (other than royalties held in suspense and in good faith by the Company or the Company Subsidiary) have been properly and correctly paid.

         4.31 Federal Leases. All federal lease accounts with respect to the Leases secured from the United States or agencies thereof included in the Properties are current and all payments required thereunder have been made in all material respects and the Company and the Company Subsidiary have been and are in material compliance with all Laws applicable to such Leases.

         4.32 Preferential Rights. There are no preferential purchase or similar rights affecting the Leases or Wells that would be applicable to the transactions contemplated hereby.

         4.33 Current Commitments. Section 4.33 of the Disclosure Schedule sets forth as of the date of the Initial Agreement all authorizations for expenditures for the Properties in excess of $50,000 and all scheduled capital expenditures for the Properties in excess of $50,000 that have been proposed by any authorized Person on or after September 30, 2000 or for which the activities relating thereto shall not have been completed by September 30, 2000.

         4.34 Suspense Funds. Section 4.34 of the Disclosure Schedule sets forth all suspense funds held by the Company or the Company Subsidiary for the account of any third Person that are associated with the Properties as of October 31, 2000.

         4.35 Hart-Scott-Rodino Exemption. The Company has determined in good faith that the aggregate fair market value of the assets of the Company, the Company Subsidiary and each other Person that the Company controls (as defined in the regulations under the HSR Act) that are not exempt under Section 7A(c)(2) of the HSR Act or 16 C.F.R. Sections 802.2, 802.3 or 8.02.5 (and that do not constitute current assets) (the "NON-EXEMPT ASSETS") is not in excess of $15,000,000. Section 4.35 of the Disclosure Schedule describes in reasonable detail the Non-Exempt Assets as of the date of the Initial Agreement.

         4.36 Bank Accounts. Section 4.36 of the Disclosure Schedule sets forth the names and locations of all institutions at which the Company or the Company Subsidiary maintains accounts or lock boxes of any nature, the account or box number and the names of all Persons authorized to draw thereon or make withdrawals therefrom.

                                   ARTICLE V.
                         REPRESENTATIONS AND WARRANTIES
                               OF THE STOCKHOLDERS

         Each Stockholder, severally with respect to itself, and not jointly, hereby represents and warrants to the Purchaser that:

         5.01 Authority, etc. Such Stockholder has full legal capacity and authority to enter into this Agreement and the Registration Rights Agreement and to carry out such Stockholder's obligations hereunder and thereunder. This Agreement and the Registration Rights Agreement has been duly executed and delivered by such Stockholder, and (assuming due authorization, execution and delivery by the Company, Purchaser and Merger Sub in the case of this Agreement and the Purchaser in the case of the Registration Rights Agreement) this Agreement and upon execution and delivery the Registration Rights Agreement constitute the legal, valid and binding obligations of such Stockholder enforceable against such Stockholder in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws effecting creditor's rights and remedies generally. The execution and delivery of this Agreement and the Registration Rights Agreement by such Stockholder, the performance by such Stockholder of its obligations hereunder and thereunder and the consummation by such Stockholder of the transactions contemplated hereby and thereby does not and will not (a) violate, conflict with or result in a breach of any agreement, contract or other instrument to which such Stockholder is a party, (b) violate or conflict with any Law or Governmental Order applicable to such Stockholder or by which any property or asset of such Stockholder is bound or (c) require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority by such Stockholder.

         5.02 Tax Treatment. Such Stockholder has not taken or failed to take any action that would prevent the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Code.

         5.03 Investment Representations. (a) Such Stockholder, either alone or with his purchaser representative as defined in Rule 501(h) under the Securities Act, if any, has substantial experience in evaluating and investing in private placement transactions so that such Stockholder is capable of evaluating the merits and risks of an investment in the Purchaser Common Stock and the Purchaser Preferred Stock. Such Stockholder, by reason of such Stockholder's business or financial experience, either alone or with his purchaser representative as defined in Rule 501(h) under the Securities Act, if any, has the capacity to protect such Stockholder's own interests in connection with the acquisition of any Purchaser Common Stock or Purchaser Preferred Stock hereunder. With respect to Warburg, Randy A. Foutch, Richard Kent Samuel, Christian Woessner, Dan Dienstbier, Charles G. VanBrunt, Patrick J. Curth and Oran Hall, such Stockholder is an "accredited investor" as defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act. Such Stockholder or his purchaser representative as defined in Rule 501 (h) under the Securities Act, if any, has received a copy of the most recent reports filed by the Purchaser with the SEC on Forms 10-K, 10-Q and any report on Form 8-K filed since the most recent Form 10-Q. Such Stockholder or his purchaser representative, if any, is familiar with the business and financial condition, properties and operations of the Purchaser. Such Stockholder or his purchaser representative, if any, has had an opportunity to discuss the Purchaser's business and financial condition, properties and operations with the Purchaser's management. Such Stockholder or his purchaser representative, if any, has also had an opportunity to ask questions of officers of the Purchaser, which questions were answered to such Stockholder's satisfaction. Such Stockholder understands that such discussion was intended to describe certain aspects of the Purchaser's business and financial condition, properties and operations, but were not a thorough or exhaustive description.

         (b) Such Stockholder understands that any shares of Purchaser Common Stock or Purchaser Preferred Stock that such Stockholder receives in the Merger will be "restricted securities" under the applicable federal securities laws and that the Securities Act and the rules of the SEC provide in substance that such Stockholder may dispose of any such shares of Purchaser Common Stock or Purchaser Preferred Stock only pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and such Stockholder understands that the Purchaser has no obligation or intention to register any Purchaser Common Stock or Purchaser Preferred Stock received by such Stockholder as a result of the Merger (other than pursuant to the Registration Rights Agreement), or to take action (other than pursuant to the Registration Rights Agreement) so as to permit sales pursuant to the Securities Act (including Rule 144 thereunder which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions including, among other things, the existence of a public market for the shares, the availability of certain current public information about the issuer, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions with a "market maker" and the number of shares being sold not exceeding specified limitations). Accordingly, such Stockholder understands that under the rules promulgated by the SEC, such Stockholder may dispose of any shares Purchaser Common Stock or Purchaser Preferred Stock received by such Stockholder in the Merger in transactions which are exempt from registration under the

Securities Act. As a consequence of all of the foregoing, such Stockholder understands that such Stockholder must bear the economic risk of any investment pursuant to the Merger in Purchaser Common Stock or Purchaser Preferred Stock for an indefinite period of time.

                                   ARTICLE VI.
                        REPRESENTATIONS AND WARRANTIES OF
                          THE PURCHASER AND MERGER SUB

         The Purchaser and Merger Sub hereby jointly and severally represent and warrant to the Company and the Stockholders as follows:

         6.01 Organization and Authority of the Purchaser and Merger Sub. Each of the Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Purchaser and Merger Sub will, on and after the Approval Date, have all necessary corporate power and authority to enter into this Agreement and, if a named party thereto, the Registration Rights Agreement, to carry out their obligations hereunder and, if a named party thereto, thereunder and to consummate the transactions contemplated hereby and, if a named party thereto, thereby. The execution and delivery of this Agreement and, if a named party thereto, the Registration Rights Agreement by each of the Purchaser and Merger Sub, the performance by each of the Purchaser and Merger Sub of its obligations hereunder and, if a named party thereto, thereunder and the consummation by each of the Purchaser and Merger Sub of the transactions contemplated hereby and, if a named party thereto, thereby will, on and after the Approval Date, have been duly authorized by all requisite corporate action on the part of each of the Purchaser and Merger Sub and no other corporate proceedings on the part of the Purchaser or Merger Sub are necessary to authorize this Agreement, the Registration Rights Agreement or the consummation of the transactions contemplated hereby or thereby (other than, with respect to the Merger, the filing of the Certificate of Merger as contemplated by Section 2.02). This Agreement has been duly executed and delivered by each of the Purchaser and Merger Sub, and (subject to the occurrence of the Approval Date and assuming due authorization, execution and delivery by the Company and the Stockholders) each of this Agreement and, upon execution by the Purchaser, the Registration Rights Agreement constitutes a legal, valid and binding obligation of each of the Purchaser and, only with respect to this Agreement, Merger Sub enforceable against each in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws effecting creditor's rights and remedies generally.

         6.02 Certificate of Incorporation and Bylaws. The Purchaser has heretofore made available to the Company complete and correct copies of the certificates of incorporation and the bylaws, each as amended to the date hereof, of the Purchaser and Merger Sub. Such certificates of incorporation and bylaws are in full force and effect. Neither the Purchaser nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws.

         6.03 Capitalization. The authorized capital stock of the Purchaser consists of (i) 100,000,000 shares of Purchaser Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share. As of the close of business on December 27, 2000, (i) 42,597,448 shares of Purchaser Common Stock were issued and outstanding, (ii) no shares of preferred stock were issued and outstanding, (iii) 18,463 shares of Purchaser Common Stock were held in the treasury of the Purchaser, and (iv) 1,680,464 shares of Purchaser Common Stock were reserved for future issuance pursuant to stock options that may be issued under the Purchaser's stock option plans.

         6.04 No Conflict. Assuming compliance with the notification requirements of the HSR Act, if any, and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 6.05, the execution, delivery and performance of this Agreement and the Registration Rights Agreement, as the case may be, by each of the Purchaser and Merger Sub do not and will not on and after the Approval Date
(a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws of either the Purchaser or Merger Sub,
(b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or Merger Sub or by which any property or asset of either of them is bound or (c) conflict with, result in any breach of or constitute a default (or an event which, with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of acceleration, termination, amendment or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser or Merger Sub pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or obligation to which the Purchaser or Merger Sub, respectively, is a party or by which any of such assets or properties are bound or affected.

         6.05 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Registration Rights Agreement, as applicable, by each of the Purchaser and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except the filing of the Certificate of Merger as contemplated by Section 2.02, as expressly required by the Registration Rights Agreement.

         6.06 Litigation. There is no material Action pending or, to the knowledge of the Purchaser, threatened against the Purchaser, Merger Sub or any properties or assets of the Purchaser or Merger Sub.

         6.07 Tax Treatment. Neither the Purchaser nor Merger Sub has taken or failed to take any action which would prevent the Merger from constituting a tax-free reorganization within the meaning of section 368(a) of the Code.

         6.08 Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of the Purchaser and has not engaged in any business activities (or conducted any operations) of any kind, entered into any agreement or arrangement with any Person or entity, or incurred, directly or indirectly, any material liabilities or obligations, in each case except in connection with its incorporation, the negotiation of this Agreement, the Merger and the transactions contemplated hereby.

         6.09 SEC Filings; Financial Statements.

         (a) The Purchaser has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1998 through the date of the Initial Agreement (collectively, the "PURCHASER SEC REPORTS"). As of the respective dates they were filed, (i) the Purchaser SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) none of the Purchaser SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         (b) The audited consolidated financial statements and unaudited financial statements of the Purchaser included in the Purchaser SEC Reports have been prepared in accordance with GAAP applied on a consistent basis, comply as to form in all material respects with the applicable accounting rules and regulations promulgated by the SEC and fairly present the financial position of the Purchaser and its consolidated subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal audit adjustments and the omission of footnotes).

         (c) Neither the Purchaser nor any subsidiary of the Purchaser has any Liabilities of a nature or character required to be disclosed in a Purchaser SEC Report or included in the financial statements of the Purchaser included in the Purchaser SEC Reports, except for liabilities and obligations (i) disclosed in any Purchaser SEC Report filed since December 31, 1999 and prior to the date of the Initial Agreement or (ii) incurred since December 31, 1999 in the ordinary course of business consistent with past practice.

         6.10 Authorization and Issuance of Purchaser Stock. The authorization, issuance, sale and delivery of Purchaser Common Stock and Purchaser Preferred Stock pursuant to this Agreement and the Purchaser Common Stock issuable upon conversion of the Purchaser Preferred Stock will, on and after the Approval Date and after the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, have been duly authorized by all requisite corporate action on the part of the Purchaser, and when issued, sold and delivered in accordance with this Agreement or upon conversion of the Purchaser Preferred Stock in accordance with the Certificate of Designation, the Purchaser Common Stock and Purchaser Preferred Stock will be validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof, free of any Encumbrances created by the Purchaser (other than pursuant to applicable securities laws, the HSR Act, Article III, the Registration Rights Agreement or the Certificate of Designation) and not subject to preemptive or similar rights created by statute, the Purchaser's certificate of incorporation or bylaws or any agreement to which the Purchaser is a party or by which the Purchaser is bound. The Purchaser will, on and after the Approval Date and subject to the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, have reserved a sufficient number of shares of Purchaser Common Stock for issuance upon conversion of the Purchaser Preferred Stock to be issued pursuant to the terms of this Agreement.

         6.11 Absence of Purchaser Material Adverse Effect. Since December 31, 1999, there has not been any event or change that has had a Purchaser Material Adverse Effect.

         6.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

         6.13 Hart-Scott-Rodino Exemption. Based upon the representation and warranty of the Company set forth in Section 4.35, the Board of Directors of the Purchaser has determined in good faith that the aggregate fair market value of the Non-Exempt Assets is not in excess of $15,000,000.

                                  ARTICLE VII.
                              ADDITIONAL AGREEMENTS

         7.01 Conduct of Business Prior to the Closing.

         (a) The Company covenants and agrees that, between the date of the Initial Agreement and the time of the Closing, except as set forth in Section 7.01(a) of the Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless the Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed):

                  (i) the businesses of the Company and the Company Subsidiary shall be conducted only in, and the Company and the Company Subsidiary shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

                  (ii) the Company shall use its commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of the current employees of the Company and the Company Subsidiary and to preserve the current relationships of the Company and the Company Subsidiary with customers, contractholders and other Persons with whom the Company or the Company Subsidiary has significant business relations.

         (b) By way of amplification and not limitation, except as expressly contemplated by this Agreement, as reflected in Section 7.01(a) of the Disclosure Schedule or as required by Law or Governmental Order, neither the Company nor the Company Subsidiary shall, between the date of the Initial Agreement and the Closing, directly or indirectly do, or propose to do, any of the following, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed):

                  (i) amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents;

                  (ii) issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of capital stock or other interests of the Company or the Company Subsidiary of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or other interest, or any other ownership interest (including any phantom interest) of the Company or the Company Subsidiary, other than the issuance of Company Common Stock upon the exercise of options set forth in Section 4.02(a) of the Disclosure Schedule;

                  (iii) declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise, with respect to any of its capital stock or other interests;

                  (iv) except as contemplated by Section 8.02(c), reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other interests;

                  (v) (A) acquire or dispose of (including, without limitation, by merger, consolidation or acquisition or disposition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, other than sales of Hydrocarbons and de minimus assets in the ordinary course of business, consistent with past practice, and any other acquisitions or dispositions of assets with a fair market value which is not, in the aggregate, in excess of $50,000; (B) incur any Indebtedness, guarantee or endorse, or otherwise as an accommodation become responsible for, any obligation of any Person (other than the Company or a wholly owned Company Subsidiary), except for Indebtedness incurred in the ordinary course of business and consistent with past practice under revolving credit borrowings under the Company's existing credit agreement; (C) make any loans or advances to any Person other than the Company or the Company Subsidiary; (D) agree or commit to make or make capital expenditures in excess of $100,000 other than pursuant to previously budgeted projects and the drilling of wells in the ordinary course of business consistent with past practice; or (E) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would be prohibited by this subsection (v) or otherwise agree to take any action that would be prohibited by this subsection
         (v) or (F) amend or terminate any Material Contract;

                  (vi) increase the compensation payable or to become payable to its officers or employees other than in the ordinary course of business and consistent with past practice, grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or the Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as contemplated by Article VIII;

                  (vii) take any material action with respect to accounting policies or procedures except to the extent required by GAAP;

                  (viii) pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Valuation Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice or in accordance with the provisions of this Section 7.01; or

                  (ix) enter into any new Hedging Transaction or modify, amend, terminate or offset any existing Hedging Transaction.

         (c) Except as expressly contemplated by this Agreement or as required by Law or Governmental Order, neither the Purchaser nor Merger Sub shall, between the date of the Initial Agreement and the Closing, directly or indirectly, do, or propose to do, any of the following, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

                  (i) amend or otherwise change its certificate of incorporation or bylaws in a manner that would alter the terms of the Purchaser Common Stock or materially impede the transactions contemplated by this Agreement;

                  (ii) declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise, with respect to any of its capital stock, except in the ordinary course of business in a manner consistent with past practice; or

                  (iii) reclassify, combine, split or subdivide any of its capital stock.

         7.02 Access to Information. Subject to Section 7.03, except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or the Company Subsidiary is a party or pursuant to applicable Law, from the date of the Initial Agreement until the Closing (or the earlier termination of this Agreement pursuant to Section 11.01), upon reasonable notice, the Company shall, and shall cause the Company Subsidiary and each of the Company's and the Company Subsidiary's officers, directors, employees, agents, representatives, accountants and counsel to: (a) afford the officers, employees and authorized agents, accountants, counsel and representatives of the Purchaser (collectively, "REPRESENTATIVES") reasonable access, during normal business hours, to the offices, properties, oil and gas fields, other facilities and books and records of the Company and the Company Subsidiary and to those officers, directors, employees, agents, accountants and counsel of the Company and of the Company Subsidiary who have any knowledge relating to the Company, the Company Subsidiary or the business and (b) furnish to the Representatives such additional financial and operating data and other information regarding the assets, properties and goodwill of the Company and the Company Subsidiary as the Purchaser may from time to time reasonably request.

         7.03 Confidentiality. The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under, and neither the execution nor any subsequent termination of this Agreement shall in any way modify, amend or terminate any of the provisions of, the Confidentiality Agreement dated November 20, 2000 between the Company and the Purchaser; provided however, that if Closing occurs, such Confidentiality Agreement shall terminate at Closing.

         7.04 Certain Approvals.

         (a) From and after the Approval Date, neither the Board of Directors of the Company nor any of the Stockholders shall amend, alter or repeal their approval and adoption of this Agreement and the Merger.

         (b) Prior to the Effective Time, the Purchaser shall duly adopt and file the Certificate of Designation with the Secretary of State of the State of Delaware.

         7.05 Regulatory and Other Authorizations; Notices and Consents.

         (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) use all commercially reasonable efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement or the Registration Rights Agreement, (ii) use all commercially reasonable efforts to obtain from Governmental Authorities or other third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Purchaser or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement or the Registration Rights Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement or the Registration Rights Agreement and (iii) make all necessary filings, and thereafter make any other required submissions with respect to this Agreement, the Registration Rights Agreement, the Merger and the other transactions contemplated by this Agreement or the Registration Rights Agreement required under the HSR Act, the Securities Act, the Exchange Act and any other applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings.

         (b) Each of Warburg and the Purchaser shall prepare and file with the FTC and the DOJ a pre-merger notification report form under the HSR Act within ten Business Days after the Closing Date with respect to the acquisition of Purchaser Common Stock upon conversion by Warburg of Purchaser Preferred Stock. In such filings, the filing party shall request early termination of the waiting period under the HSR Act. Each of Warburg and the Purchaser shall promptly file any response to any request for additional information from the FTC or the DOJ and shall take all commercially reasonable action to cause the termination of the waiting period under the HSR Act.

         7.06 Notice of Certain Matters. The Purchaser shall give prompt notice to the Company, and the Company shall give prompt notice to the Purchaser, of
(a) the occurrence, or
nonoccurrence, of any event the occurrence or nonoccurrence of which would be likely to cause or result in (i) any representation or warranty made by such Person contained in this Agreement to be untrue or inaccurate or (ii) any covenant, condition or agreement of such Person contained in this Agreement not to be complied with or satisfied, and (b) any failure of the Purchaser or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

         7.07 No Solicitation of Transactions. The Company and each of the Stockholders agrees that, for the period from the date of the Initial Agreement until the date of termination of this Agreement in accordance with the provisions of Section 11.01 hereof, none of them will, directly or indirectly, through any officer, director, employee, representative or agent or otherwise,
(a) solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or a significant portion of the assets of the Company and the Company Subsidiary taken as a whole, sale of capital stock of the Company (including, without limitation, by way of a tender offer) or similar transactions involving the Company or the Company Subsidiary, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "ACQUISITION PROPOSAL"), or (b) agree to, enter into, accept, approve or recommend any Acquisition Proposal, or enter into or conduct any negotiations in respect thereof. The Company or the appropriate Stockholder shall notify the Purchaser of any Acquisition Proposal or any request for information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Company or any of the Stockholders that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. The Company and the Stockholders agree that they shall immediately terminate all discussions and negotiations with other parties regarding any Acquisition Proposal. Except as expressly contemplated by this Agreement, each of the Stockholders agrees that, for the period from the date of the Initial Agreement until the date of termination of this Agreement in accordance with the provisions of Section 11.01 hereof, such Stockholder will not sell, assign, transfer, exchange, mortgage, pledge, grant a security interest in or otherwise dispose or encumber any of the Shares or any right, power or privilege attendant thereto.

         7.08 Registration Rights Agreement. At the Closing, the Purchaser will enter into the Registration Rights Agreement with Stockholders who made a Stock Election.

         7.09 Release of Claims. As of the Effective Time:

         (a) Each of the Stockholders hereby agrees to forever waive, release and discharge and to not assert, any and all rights such Stockholder may have pursuant to any applicable Law or otherwise to make a claim against or otherwise demand or receive payment from (i) the Company or the Company Subsidiary arising out of or with respect to the inaccuracy or breach of any representation or warranty of the Company set forth in this Agreement, the breach by the Company of any covenant or agreement of the Company set forth in this Agreement or the payment of any amounts to the Purchaser's Indemnified Parties pursuant to
Article X or (ii) the Company or the Company Subsidiary or any officer, director, employee or agent of the Company or the Company Subsidiary arising out of or with respect to, any act or omission of any such Person in such Person's role as an officer, director, employee or agent of the Company or the Company Subsidiary, other than (i) in the case of Warburg, prior to Purchaser complying with Section 2.02(c), obligations of the Company pursuant to the Warburg Note, (ii) liability for obligations for wages and benefits for periods prior to the Closing Date and (iii) as provided in
Section 7.14.

         (b) Each of the Stockholders does hereby forever waive, release and discharge the Company, the Company Subsidiary and the other Purchaser's Indemnified Parties from any and all Losses which relate to or arise out of any dealings, relationships or transactions, from the beginning of the world to the Closing Date, by and between such Stockholder and the Company, the Company Subsidiary or any of the other Purchaser Indemnified Parties, whether arising under contract, at law or in equity, against the Company, the Company Subsidiary or the other Purchaser Indemnified Parties that such Stockholder ever had, now has or hereafter can, shall or may have, whether or not now known, other than
(i) in the case of Warburg, claims unrelated to the Company and prior to Purchaser complying with Section 2.02(c), obligations of the Company pursuant to the Warburg Note, (ii) liability for obligations for wages and benefits for periods prior to the Closing Date and (iii) as provided in Section 7.14.

         (c) Each of the Stockholders understands and agrees that pursuant to this Section 7.09, such Stockholder is expressly waiving all claims (other than those expressly reserved as set forth in this Section 7.09), even those such Stockholder may not know or suspect to exist, which if known may have materially affected the decision to provide this release, and such Stockholder waives any rights under applicable Law that provide to the contrary.

         (d) Nothing contained in this Section 7.09 shall be, or shall be deemed to be, a release of the Purchaser, Merger Sub, or the Surviving Corporation from any liability arising under this Agreement, the Registration Rights Agreement or any other agreement contemplated hereby or thereby.

         7.10 Plan of Reorganization.

         (a) This Agreement is intended to constitute a "plan of reorganization" within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of the Initial Agreement and until the Effective Time, each party hereto shall use all commercially reasonable efforts to cause the Merger to qualify, and no party hereto will knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under the provisions of section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation, the Purchaser nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under section 368(a) of the Code.

         (b) As of the date hereof, the Company does not know of any reason (other than a decline in the market value of Purchaser Common Stock) (i) why it would not be able to deliver to Vinson & Elkins L.L.P. or Willkie Farr & Gallagher, at the date of the legal opinions referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Sections 9.02(b) and 9.03(b), and the Company hereby agrees to deliver such certificates effective as of the date of such opinions or (ii) why Vinson & Elkins L.L.P. or Willkie Farr & Gallagher would not be able to deliver the opinions required by Sections 9.02(b) and 9.03(b).

         (c) As of the date hereof, the Purchaser does not know of any reason (other than a decline in the market value of Purchaser Common Stock) (i) why it would not be able to deliver to Vinson & Elkins L.L.P. or Willkie Farr & Gallagher, at the date of the legal opinions referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Sections 9.02(b) and 9.03(b), and the Purchaser hereby agrees to deliver such certificates effective as of the date of such opinions or (ii) why Vinson & Elkins L.L.P. or Willkie Farr & Gallagher would not be able to deliver the opinions required by Sections 9.02(b) and 9.03(b).

         7.11 Non-Proprietary Information. The Company acknowledges that the Purchaser has not inspected or examined any non-proprietary licensed data in the Company's or the Company Subsidiary's possession, including all seismic, geological and geophysical information (the "NON-PROPRIETARY INFORMATION"). To the extent requested by the Purchaser in writing prior to the Closing, the Company covenants to return all Non-Proprietary Information to the owners, licensors or vendors thereof prior to the Closing.

         7.12 Stock and Preferred Stock Elections. Each of the Signatory Stockholders hereby agrees to deliver one Properly Completed Transmittal Letter with respect to all Shares beneficially owned (other than Shares acquired upon the exercise of options subsequent to the date of the Initial Agreement) by such Signatory Stockholder to the Purchaser prior to the Election Deadline and to make a Stock Election pursuant to such Properly Completed Transmittal Letter with respect to all such Shares. Warburg hereby agrees that, of its Stock Election, it shall be deemed to have made a Common Stock Election for a number of shares of Purchaser Common Stock otherwise issuable to Warburg pursuant to
Section 3.01 equal to $14.9 million divided by the lowest closing trading price of the Purchaser Common Stock on the NYSE over the 20 trading days prior to the Closing Date, but shall not include any days earlier than the day prior to the date hereof, and the balance of such Stock Election shall be deemed to be a Preferred Stock Election.

         7.13 NYSE Listing. The Purchaser shall cause the Purchaser Common Stock issuable pursuant to this Agreement and upon conversion of the Purchaser Preferred Stock to be duly authorized for listing on the NYSE prior to the Effective Time, subject to official notice of issuance.

         7.14 Indemnification of Directors and Officers. From and after the Effective Time, the Surviving Corporation shall, and the Purchaser shall cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company and the Company Subsidiary, against any Losses incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time to the fullest extent that the Company or the Company Subsidiary was permitted to indemnify such Person under applicable Law and its certificate of incorporation or bylaws or other similar organizational documents in effect on the date hereof and the Surviving Corporation shall, and the Purchaser shall cause the Surviving Corporation to, also advance expenses as incurred to the fullest extent permitted under applicable Law. The provisions of this Section 7.14 are intended to be for the benefit of, and shall be enforceable by, each of the present and former directors and officers of the Company and the Company Subsidiary, their heirs and their representatives and shall survive the Effective Time.

                                  ARTICLE VIII.
                                EMPLOYEE MATTERS

         8.01 Compensation and Benefits; Service Recognition.

         (a) For a period of two years following the Effective Time, the Purchaser shall maintain, or cause the Surviving Corporation to maintain, employee welfare, pension and savings plans which in aggregate either (i) will provide a level of benefits for individuals who are employees of the Company Subsidiary or the Surviving Corporation as of the Effective Time, that is at least substantially comparable to the level of benefits in effect immediately prior to the Effective Time; provided, however, that changes may be made to such employee benefit plans to the extent necessary to comply with applicable Law, or
(ii) are no less favorable than those provided to similarly situated employees of the Purchaser from time to time; provided, however, that nothing in this Agreement shall be deemed to require that the employment of any employee of the Company or the Surviving Corporation as of the Effective Time be continued for any specific period of time after the Effective Time.

         (b) To the extent service is relevant for purposes of eligibility, participation or vesting (but not the accrual of benefits) under any employee benefit plan, program or arrangement established or maintained by the Purchaser or the Surviving Corporation for the benefit of employees of the Surviving Corporation, the employees of the Surviving Corporation shall be credited for service accrued as of the Effective Time with the Company or the Company Subsidiary to the extent such service was credited under a similar plan, program or arrangement of the Company or the Company Subsidiary.

         8.02 Employee Stock Options.

         (a) Prior to the Closing Date, the committee administering the Company Stock Option Plan shall take all action necessary to effectuate the acceleration of all options outstanding under the Company Stock Option Plan so that such options may be exercised in full; provided that such options shall only be exercisable prior to Election Deadline and, if any of such options are not exercised prior to the Election Deadline, such unexercised options and all rights of the optionees thereunder shall terminate at the Election Deadline.

         (b) Prior to the Closing Date, the Company and each of Messrs. Woessner and Dienstbier shall either (i) terminate the Additional Stock Options or (ii) amend the Additional Stock Options so that such options may be exercised in full; provided that, in the latter case, such options shall only be exercisable prior to Election Deadline and, if any of such options are not exercised prior to the Election Deadline, such unexercised options and all rights of the optionees thereunder shall terminate at the Election Deadline.

         (c) Notwithstanding anything in this Agreement to the contrary, the Company may amend the Company Stock Option Plan or the underlying stock option agreements and the Additional Stock Options to provide that the exercise price to be paid by the optionee upon exercise of an option and any Tax withholding obligation resulting from such exercise may be paid in Company Common Stock, including Company Common Stock to be issued upon such exercise, provided that, except as set forth in the next sentence, the value of any shares of Company Common Stock so surrendered to pay the exercise price or withholding obligation shall be no less than the Per Share Adjusted Purchase Price. Notwithstanding the foregoing, the parties hereto consent to the net exercise by Randy A. Foutch of options to purchase 2,900 shares of class B common stock of the Company at a deemed fair market value of $432 on December 29, 2000, and the withholding with respect to such exercise (or purchase by the Company) of 858 of the shares otherwise issuable upon such exercise in the amount of $370,680.

         8.03 Severance Plan Amendment. Prior to the Closing Date, the Company shall take all action necessary to amend the Severance Plan to eliminate the continuation of Life, Long Term Disability and AD&D coverage following termination of an employee.

                                   ARTICLE IX.
                              CONDITIONS TO CLOSING

         9.01 Conditions to the Obligations of Each Party. The obligations of the Company, the Stockholders, the Purchaser and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible), at or prior to the Closing, of each of the following conditions:

         (a) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

         (b) no Governmental Authority or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is then in effect making the consummation of the Merger illegal or otherwise prohibiting the consummation of the Merger; and

         (c) no Action shall have been commenced by or before any Governmental Authority against either the Company or the Purchaser seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which do, or would reasonably be expected to, render it impossible or unlawful to consummate such transactions.

         9.02 Conditions to the Obligations of the Company and the Stockholders. The obligations of the Company and the Stockholders to consummate the Merger shall be subject to the satisfaction or waiver (where permissible) by the Company and holders of a majority of the Shares, at or prior to the Closing, of each of the following conditions:

         (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Purchaser and Merger Sub contained in this Agreement shall be true and correct as of the Closing Date (without giving effect to any qualification as to materiality or Purchaser Material Adverse Effect), with the same force and effect as if made on the Closing Date, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date, except to the extent that the failures to be so true and correct would not, individually or in the aggregate with other such failures, have a Purchaser Material Adverse Effect or impair the ability of the Purchaser or Merger Sub to perform its obligations under this Agreement or the Registration Rights Agreement; (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser and Merger Sub on or before the Closing shall have been complied with in all material respects; and (iii) the Company shall have received a certificate from the Purchaser and Merger Sub to such effect and confirming the occurrence of the conditions to the Approval Date that relate to the Purchaser signed by a duly authorized officer thereof;

         (b) Reorganization Opinion. The Stockholders shall have received from Willkie Farr & Gallagher a written opinion, reasonably satisfactory to the Company and dated as of the Closing Date, addressed to the Company, that the Merger will be treated for federal income tax purposes as a reorganization qualifying under section 368(a) of the Code;

         (c) Opinion of Purchaser's Counsel. The Stockholders shall have received from Vinson & Elkins L.L.P., or other counsel reasonably satisfactory to Stockholders holding a majority of the Company Common Stock, an opinion, subject to customary qualification and assumptions, in substance as set forth in Exhibit A hereto;

         (d) New York Stock Exchange Listing. The Purchaser Common Stock issuable pursuant to this Agreement and upon conversion of the Purchaser Preferred Stock shall have been duly authorized for listing on the NYSE, subject to official notice of issuance;

         (e) Acceptance of Letters of Transmittal. The Purchaser shall have determined that each Transmittal Letter and Supplement to Transmittal Letter it has received prior to the Election Deadline is a Properly Completed Transmittal Letter (it being understood that this paragraph (e) is not intended to in any way modify the Purchaser's right in its reasonable discretion to determine whether any such Transmittal Letter is a Properly Completed Transmittal Letter); and

         (f) Other Closing Documents. The Company and the Stockholders shall have received such other certificates, instruments and documents in furtherance of the transactions contemplated by this Agreement as the Company or its counsel may reasonably request.

         9.03 Conditions to the Obligations of the Purchaser and Merger Sub. The obligations of the Purchaser and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver (where permissible), at or prior to the Closing, of each of the following conditions:

         (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company and the Stockholders contained in this Agreement shall be true and correct as of the Closing Date (without giving effect to any qualification as to materiality or Material Adverse Effect), with the same force and effect as if made on the Closing Date, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date, except to the extent that the failures to be so true and correct would not, individually or in the aggregate with other such failures, have a Material Adverse Effect or impair the ability of the Company or any of the Stockholders to perform such Person's obligations under this Agreement; (ii) the covenants and agreements contained in this Agreement to be complied with by the Company and the Stockholders on or before the Closing shall have been complied with in all material respects; and (iii) the Purchaser shall have received a certificate from the Company (as it relates to the Company) to such effect and confirming the occurrence of the conditions to the Approval Date that relate to the Company or any of the Stockholders signed by a duly authorized officer thereof;

         (b) Reorganization Opinion. The Purchaser shall have received from Vinson & Elkins L.L.P., a written opinion, reasonably satisfactory to the Purchaser and dated as of the Closing Date, addressed to the Purchaser that the Merger will be treated for federal income tax purposes as a reorganization qualifying under section 368(a) of the Code;

         (c) Warburg Note. Upon Purchaser's or Merger Sub's satisfaction of
Section 2.02(d), Warburg shall have acknowledged receipt in full of all obligations of the Company pursuant to the Warburg Note;

         (d) Release of Liens. All liens related to the Bank of America credit agreement shall have been released;

         (e) Exercise or Cancellation of Options. All securities described in
Section 4.02(a) of the Disclosure Schedule that are an exception to the representation and warranty set forth in the last sentence of Section 4.02(a) shall have been fully exercised or cancelled; and

         (f) Other Closing Documents. The Purchaser and Merger Sub shall have received such other certificates, instruments and documents in furtherance of the transactions contemplated by this Agreement as the Purchaser or its counsel may reasonably request.

                                   ARTICLE X.
                                 INDEMNIFICATION

         10.01 Indemnification of the Purchaser. Each Stockholder agrees, subject to the other terms and conditions of this Agreement (including the limitations contained in Section 10.04) to defend, indemnify and hold harmless, the Purchaser and each of the Purchaser's subsidiaries, Affiliates, officers, directors, employees, agents and their successors and assigns including, from and after Closing, the Surviving Corporation and the Company Subsidiary (the Purchaser and all such other Persons are collectively referred to as the "PURCHASER'S INDEMNIFIED PERSONS"), from and against each and every Loss paid, imposed on or incurred by any of the Purchaser's

Indemnified Persons relating to, resulting from or arising out of and without duplication (a) any breach of any representation, warranty, covenant or agreement made by the Company (which obligation shall be a joint and several obligation of all the Stockholders) or by such Stockholder (which indemnity obligation shall be a several, and not joint, obligation of such Stockholder only) in this Agreement as of the date hereof (or, in the case of an Additional Stockholder, as of the date of delivery of a Properly Completed Letter of Transmittal by such Additional Stockholder that is accepted by the Purchaser) or as of the Closing Date and (b) to the extent not included in the adjustments to determine the Adjusted Aggregate Purchase Price, Liabilities that, if known as of the Closing, would have been included in the adjustments to determine the Adjusted Aggregate Purchase Price (which obligation shall be a joint and several obligation of all of the Stockholders). A Purchaser's Indemnified Person shall give prompt written notice to each relevant Stockholder of any matter which such Purchaser's Indemnified Person has determined has given or could give rise to a right of indemnification hereunder, supported by reasonable documentation setting forth the nature of the circumstances entitling the Purchaser's Indemnified Person to indemnity hereunder (including references to the provisions hereof upon which the Purchaser's Indemnified Person is relying in making such claim); provided that, the failure to give such notice promptly shall not constitute a waiver of the Purchaser Indemnified Party's right to indemnification except to the extent set forth in Section 10.04(a) or that the Stockholders are materially prejudiced by such delay or failure to give notice.

         10.02 Indemnification of the Stockholders. The Purchaser agrees, subject to the other terms and conditions of this Agreement, to defend, indemnify and hold harmless the Stockholders and their respective Affiliates, successors, assigns, heirs and legal and personal representatives (the Stockholders and such other Persons are collectively referred to as the "COMPANY'S INDEMNIFIED PERSONS") from and against, and shall reimburse the Company's Indemnified Persons for, each and every Loss paid, imposed on or incurred by the Company's Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of any breach of any representation, warranty, covenant or agreement made by the Purchaser or Merger Sub in this Agreement as of the date hereof or as of the Closing Date. A Company's Indemnified Person shall give the Purchaser prompt written notice of any matter which such Person has determined has given or could give rise to a right of indemnification hereunder, supported by reasonable documentation setting forth the nature of the circumstances entitling the Company's Indemnified Person to indemnity hereunder (including references to the provisions hereof upon which the Company's Indemnified Person is relying in making such claim); provided that the failure to give such notice promptly shall not constitute a waiver of any Company's Indemnified Person's right to indemnification except to the extent set forth in
Section 10.04(a) or that the Purchaser is materially prejudiced by such delay or failure to give notice.

         10.03 Notice and Defense of Third Party Claims.

         (a) If any claim or proceeding (a "THIRD PARTY CLAIM") shall be brought or asserted under this Article X against an indemnified party or any successor thereto (each, an "INDEMNIFIED PERSON") in respect of which indemnity may be sought under this Article X from an indemnifying Person or any successor thereto (each, an "INDEMNIFYING PERSON"), the Indemnified Person shall give prompt written notice (which shall be within ten Business Days of receipt by the Indemnified Person of notice of such Third Party Claim) of such Third Party Claim to the Indemnifying Person in accordance with Section 10.01 or 10.02, as applicable; provided that any delay or failure so to notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that it is materially prejudiced by reason of such delay or failure.

         (b) The Indemnified Person may, subject to the Indemnifying Person's rights to assume the defense thereof during the time period described below, defend against the matter in any manner it reasonably may deem appropriate. If the Indemnifying Person notifies the Indemnified Person prior to completion of pre-trial discovery that the Indemnifying Person is assuming the defense of such matter, (a) the Indemnifying Person shall defend the Indemnified Person against the matter with counsel of its choice reasonably satisfactory to the Indemnified Person, and (b) the Indemnified Person may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Person shall be responsible for the fees and expenses of such separate co-counsel if (i) the Indemnified Person shall determine in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying Person inappropriate or (ii) both (A) the Indemnifying Person has not admitted in a writing delivered to the Indemnified Person that such Third Party Claim is a proper matter for indemnification pursuant to this Article X and (B) it is ultimately determined that such Third Party Claim is a proper matter for indemnification pursuant to this Article X). Assumption of the defense of any matter by the Indemnifying Person shall not prejudice the right of the Indemnifying Person to claim at a later date that such Third Party Claim is not a proper matter for indemnification pursuant to this Article X.

         (c) Should the Indemnifying Person fail to give notice to the Indemnified Person as provided herein or in the event the Indemnifying Person declines to undertake the defense of any Third Party Claim, action or proceeding when first notified thereof, the Indemnified Person shall keep the Indemnifying Person advised of material developments. If the Indemnifying Person exercises the right to undertake any such defense against any Third Party Claim, the Indemnified Person shall cooperate with the Indemnifying Person in such defense and make available to the Indemnifying Person all witnesses, pertinent records, materials and information in the Indemnified Person's possession or reasonably available to the Indemnified Person or under the Indemnified Person's control relating thereto as is reasonably requested by the Indemnifying Person.

         (d) Anything in this Article X to the contrary notwithstanding, (i) the Indemnifying Person shall not, without the Indemnified Person's prior written consent (which consent shall not be unreasonably withheld), settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to any Third Party Claim which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Person from all liability with respect thereto and (ii) in no event will the Indemnified Person settle or compromise any Third Party Claim or consent to the entry of any judgment or otherwise admit any liability with respect to, or enter into any settlement with respect to, the Third Party Claim without the prior written consent of the Indemnifying Person (which consent shall not be unreasonably withheld).

         10.04 Limitations.

         (a) None of an Indemnified Person, a Purchaser's Indemnified Person or a Company's Indemnified Person shall be entitled to indemnification with respect to the breach of any representation, warranty, covenant or agreement under this
Article X beyond the survival period, except for claims for which notice of a claim for indemnity (which notice alleges with reasonable specificity the facts and circumstances of such claim) shall have been given within the survival period set forth in Section 12.01.

         (b) Except in the case of a breach of a representation or warranty made by the Company in Section 4.02(a) or by any of the Stockholders in Section 5.01 or 5.03 of this Agreement and except in the case of fraud or intentional misrepresentation, the Liability of any Stockholder for any breach of any representation, warranty, covenant or agreement contained in this Agreement pursuant to Section 10.01(a) shall not exceed, in the aggregate, 10% of the Merger Consideration with respect to such Stockholder.

         (c) Except in the case of a breach of a representation or warranty made by the Company in Section 4.02(a) or by any of the Stockholders in Section 5.01 or Section 5.03 of this Agreement and except in the case of fraud or intentional misrepresentation, no claim may be made against any Stockholder for indemnification for any breach of any representation, warranty, covenant or agreement pursuant to Section 10.01(a) with respect to any individual item of Loss, unless the aggregate dollar amount of all claims for indemnification for any breach of any representation or warranty or any covenant or agreement contained in this Agreement pursuant to Section 10.01(a) shall exceed $5,000,000, in which case the Stockholders shall be liable for claims for indemnification only to the extent such aggregate amount exceeds $2,500,000.

         (d) Notwithstanding anything herein to the contrary, (i) in no event shall the aggregate Liability of the Purchaser and Merger Sub under this Article X exceed 10% of the Merger Consideration (the "LOSS CEILING") and (ii) neither the Purchaser nor Merger Sub shall have any further obligations under this
Article X at the time when the Purchaser has paid indemnification hereunder in amounts equal in the aggregate to the Loss Ceiling.

         (e) The Stockholders and the Purchaser agree to treat all payments made under this Article X as adjustments to the Purchase Price for Tax purposes.

         10.05 Exclusive Remedies; Additional Limitations.

         (a) Except in the case of fraud or intentional misrepresentation, the Purchaser, Merger Sub, the Company and the Stockholders acknowledge and agree that following the Closing, the indemnification provisions of this Article X shall be the sole and exclusive remedy of each party for any breach by another party of the representations and warranties in this Agreement and for any failure by another party to perform and comply with any covenants and agreements that, by their terms, were to have been performed or complied with by such party prior to the Closing (other than payment of the Merger Consideration or the Warburg Note).

         (b) Except as set forth in this Agreement, the parties hereto are not making any representation, warranty, covenant or agreement with respect to the matters contained herein. Notwithstanding anything to the contrary contained in this Agreement, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

         (c) Notwithstanding anything to the contrary contained in this Agreement, no party hereto shall have any liability under any provision of this Agreement for, and in no event shall the amount specified in Section 10.04(b) or
Section 10.04(d) be applied to, any consequential or punitive damages.

         (d) Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not be entitled to indemnity hereunder if and to the extent that there is a specific reserve for such matter reflected on the Valuation Balance Sheet with respect thereto.

         (e) The Purchaser hereby assigns to the Stockholders any right the Purchaser may have against any Person (other than the Stockholders or any Affiliate of the Purchaser) to recover any amounts that the Stockholders have paid to the Purchaser pursuant to this Article X to the extent of any amount so paid.

         (f) Warburg's obligations under this Agreement, including under this
Article X, shall be limited to the assets of Warburg, and no party shall have any recourse to any partner or Affiliate of Warburg.

                                   ARTICLE XI.
                             TERMINATION AND WAIVER

         11.01 Termination. This Agreement may be terminated at any time prior to the Closing:

         (a) by the Purchaser upon five Business Days notice following a material breach of any representation, warranty, covenant or agreement on the part of the Company or any Stockholder set forth in this Agreement, or if any representation or warranty of the Company or any Stockholder shall have become untrue, in either case such that the conditions set forth in Section 9.03 would not be satisfied; provided, however, that, if such breach is curable by the Company or such Stockholder, as appropriate, through the exercise of commercially reasonable efforts and for so long as the Company or such Stockholder, as appropriate, continues to exercise such commercially reasonable efforts after written notice thereof from the Purchaser to the Company or such Stockholder, the Purchaser may not terminate this Agreement under this Section 11.01(a);

         (b) by the Company upon five Business Days notice following a material breach of any representation, warranty, covenant or agreement on the part of the Purchaser or Merger Sub set forth in this Agreement, or if any representation or warranty of the Purchaser or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 9.02 would not be satisfied; provided, however, that, if such breach is curable by the Purchaser or Merger

Sub through the exercise of its commercially reasonable efforts and the Purchaser or Merger Sub continues to exercise such commercially reasonable efforts after written notice thereof from the Company to the Purchaser, the Company may not terminate this Agreement under this Section 11.01(b);

         (c) by either the Company, Stockholders holding a majority of the Shares or the Purchaser if the Closing shall not have occurred by January 31, 2001; provided, however, that the right to terminate this Agreement under this
Section 11.01(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

         (d) by either the Purchaser or the Company in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

         (e) by the mutual written consent of the Company, the Purchaser and Merger Sub.

         11.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 11.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except
(a) as set forth in Sections 7.03 and 12.02 and (b) that nothing herein shall relieve either party from liability for any willful breach of this Agreement.

         11.03 Waiver. The Purchaser may (a) extend the time for the performance of any of the obligations or other acts of any other party other than the Purchaser or Merger Sub, (b) waive any inaccuracies in the representations and warranties of any other party other than the Purchaser or Merger Sub contained herein or in any document delivered by such other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other party other than the Purchaser or Merger Sub contained herein. Prior to the Effective Time, the Company, and from and after the Effective Time, Warburg may (a) extend the time for the performance of any obligations or other acts of the Purchaser or Merger Sub or, following the Effective Time, the Surviving Corporation or Company Subsidiary, (b) waive any inaccuracies in the representations and warranties of the Purchaser or Merger Sub contained herein or delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions of the Purchaser or Merger Sub contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                                  ARTICLE XII.
                               GENERAL PROVISIONS

         12.01 Survival of Representations, Warranties, Covenants and
Agreements.

         (a) The representations, warranties, covenants and agreements set forth in this Agreement or in any certificate delivered pursuant hereto shall survive the Effective Time for a period of one year following the Closing Date, except that the provisions of Articles III, X, XII and XIII and Sections 7.03, 7.05(b), 7.09, 7.14, 8.01 and 11.03 shall survive the Effective Time indefinitely or for such shorter period as may be specifically provided for therein.

         (b) The Purchaser acknowledges and agrees (and, upon the occurrence of the Closing, shall be deemed to have acknowledged and agreed as of the Closing
Date) that, subject to the representations and warranties of the Company made herein, it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and the Company Subsidiary, (ii) has been furnished with or given adequate access to such information about the Company and the Company Subsidiary as it has requested and (iii) except as provided for pursuant to this Agreement, including pursuant to Article X hereof, will not assert any claim against any of the Company's or the Company Subsidiary's directors, officers, employees, agents, stockholders, affiliates, consultants, investment bankers or representatives, or hold any such Person liable for any inaccuracies, misstatements or omissions with respect to information furnished by the Company, the Company Subsidiary or any such Person concerning the Company and the Company Subsidiary.

         12.02 Expenses. Subject to the adjustments to the Aggregate Purchase Price to determine the Adjusted Aggregate Purchase Price as provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing occurs.

         12.03 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.03):

         (a) if to the Company prior to the Closing:

                         Lariat Petroleum, Inc.
                         110 West 7th Street, Suite 1300
                         Tulsa, OK  74119
                         Facsimile: (918) 560-0144
                         Telephone: (918) 582-2690
                         Attention: R. Kent Samuel
                   with a copy to:

                      Willkie Farr & Gallagher
                      787 Seventh Avenue
                      New York, NY  10019
                      Facsimile: (212) 728-8111
                      Telephone: (212) 728-8000
                      Attention: Maurice M. Lefkort

         (b) if to the Purchaser or Merger Sub or, after the Closing, the
             Company:

                   Newfield Exploration Company
                   363 N. Sam Houston Parkway E., Suite 2020
                   Houston, TX  77060
                   Facsimile: (281) 405-4255
                   Telephone: (281) 847-6036
                   Attention: Terry W. Rathert

                      with a copy to:

                         Vinson & Elkins L.L.P.
                         2300 First City Tower
                         1001 Fannin Street
                         Houston, TX  77002-6760
                         Facsimile: (713) 615-5926
                         Telephone: (713) 758-1074
                         Attention: James H. Wilson

         (c) If to any Signatory Stockholder, at the address or facsimile number specified opposite such person's name on the signature pages to the Initial Agreement, in the case of Warburg, with a copy to: Willkie Farr & Gallagher as indicated above.

         (d) If to any Additional Stockholder, at the address or facsimile number set forth in the Transmittal Letter delivered by such Stockholder to the Purchaser pursuant to Article III.

         12.04 Public Announcements. Except as otherwise required by law, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby, or otherwise communicate with any news media without the prior consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

         12.05 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         12.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

         12.07 Entire Agreement. This Agreement, the Registration Rights Agreement and the Escrow Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and, except with respect to the Initial Agreement prior to the Approval Date, supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. From and after the Approval Date, the Initial Agreement (except as amended and restated by this Agreement) shall be of no further force or effect.

         12.08 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law or otherwise without the prior written consent of the parties hereto, which consent may be granted or withheld in the sole discretion of the parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Articles III, VIII, X and XIII and Sections 7.08 and 7.14 (collectively, the "THIRD PARTY PROVISIONS"), nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced by the beneficiaries thereof.

         12.09 Amendment. This Agreement (except for Article XIII) may not be amended or modified except (a) by an instrument in writing signed by each of, or on behalf of each of, the Purchaser, Merger Sub, the Company, and, if prior to the Effective Time, Stockholders holding a majority of the Shares and, if subsequent to the Effective Time, Warburg; provided, however, that no amendment that has the effect of decreasing the Merger Consideration or increasing the Liability of any Stockholder shall be effective with respect to any Stockholder that did not expressly agree in writing to such amendment or (b) by a waiver in accordance with Section 11.03. Article XIII of this Agreement may only be amended or waived by Warburg and the holders of a majority of the Pro Rata Shares (excluding Warburg's Pro Rata Share).

         12.10 Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. Any action or proceeding arising out of or relating to this Agreement may be heard and determined in any state or federal court located in Harris County, Texas or New York, New York. In connection with the foregoing, each of the parties to this Agreement irrevocably (a) consents to submit itself to the personal jurisdiction of the state and federal courts of competent jurisdiction located in Harris County, Texas or New York, New York, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) hereby consents to service of process pursuant to the notice provisions set forth in Section 12.03.

         12.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

         12.12 Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any action, proceeding or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

                                  ARTICLE XIII.
                       AGREEMENT AMONG STOCKHOLDER PARTIES

         13.01 Applicability. The Stockholders agree as among themselves as set forth in this Article XIII.

         13.02 Payment of Merger Consideration. Each Stockholder, other than Warburg, consents to (a) the deposit with the Escrow Agent pursuant to the terms of the Escrow Agreement set forth as Exhibit B hereto (the "ESCROW AGREEMENT"), of an amount in cash equal to 10% of the Merger Consideration otherwise payable to such Stockholder as provided in Section 2.02, and (b) the exclusion of Warburg from such deposit requirement.

         13.03 Contribution. The Stockholders agree as between themselves that if any Stockholder is obligated to make a payment pursuant to Article X with respect to a representation, warranty, covenant or agreement of the Company, then all other Stockholders shall contribute their Pro Rata Share of such payment.

         13.04 Payment from the Escrow Fund. To the extent any payment pursuant to Section 13.03 is due to Warburg, then Warburg shall have the unilateral right to direct the Escrow Agent to pay such amount to Warburg from the amounts on deposit with the Escrow Agent, without requiring the consent of any other Stockholder.


                            [Signature pages follow]

         IN WITNESS WHEREOF, the Company, the Purchaser, Merger Sub, Warburg and the other Stockholders signatory hereto have executed or caused this Agreement to be executed by a duly authorized officer or other representative as of the date first written above.

                                     LARIAT PETROLEUM, INC.


                                     By: /s/ Randy A. Foutch
                                        ---------------------------------------
                                         Randy A. Foutch
                                         President and Chief Executive Officer


                                     NEWFIELD EXPLORATION COMPANY


                                     By: /s/ Terry W. Rathert
                                        ---------------------------------------
                                         Terry W. Rathert
                                         Vice President and Chief Financial
                                         Officer


                                     NEWFIELD EXPLORATION MID-CONTINENT INC.


                                     By: /s/ Terry W. Rathert
                                        ---------------------------------------
                                         Terry W. Rathert
                                         President

                                     STOCKHOLDERS:


                                     WARBURG, PINCUS VENTURES, L.P.

                                     By: Warburg, Pincus & Co.,
                                         its general partner


                                     By: /s/ Jeffrey A. Harris
                                        ---------------------------------------
                                     Name:   Jeffrey A. Harris
                                     Title:  Partner


                                         /s/ Randy A. Foutch
                                     ------------------------------------------
                                         Randy A. Foutch

                                         /s/ Richard Kent Samuel
                                     ------------------------------------------
                                         Richard Kent Samuel



                                     By: /s/ Christian Woessner
                                        ---------------------------------------
                                         Christian Woessner



                                     By: /s/ Dan Dienstbier
                                        ---------------------------------------
                                         Dan Dienstbier



                                     By: /s/ Charles G. Vanbrunt
                                        ---------------------------------------
                                         Charles G. VanBrunt



                                     By: /s/ Patrick J. Curth
                                        ---------------------------------------
                                         Patrick J. Curth



                                     By: /s/ Cameron O. Smith
                                        ---------------------------------------
                                         Cameron O. Smith

                                     ANNEX A

                                   DEFINITIONS

         Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "ACQUISITION PROPOSAL" has the meaning specified in Section 7.07.

         "ACTION" means any claim or any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or otherwise.

         "ADDITIONAL STOCK OPTIONS" means the option to acquire 1,000 shares of Company Common Stock pursuant to that certain Nonstatutory Stock Option Agreement dated as of July 20, 1999, between the Company and Christian Woessner and the option to acquire 1,000 shares of Company Common Stock pursuant to that certain Nonstatutory Stock Option Agreement dated as of July 20, 1999, between the Company and Daniel L. Dienstbier.

         "ADDITIONAL STOCKHOLDERS" has the meaning specified in the preamble to this Agreement.

         "ADJUSTED AGGREGATE PURCHASE PRICE" means the Aggregate Purchase price less (a) transaction fees, costs and expenses incurred by the Company or the Company Subsidiary in connection with the proposed sale of the Company (including the proposed sale earlier in 2000) and the Merger to the extent not paid prior to October 31, 2000 or accrued on the Valuation Balance Sheet; less
(b) indebtedness of the Company and Company Subsidiary under the Bank of America credit agreement and the Warburg Note at October 31, 2000; less (c) any dividends paid or declared and payable by the Company to its stockholders subsequent to October 31, 2000; and less (d) the Withholding Shares Adjustment.

         "AFFILIATE" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person and, if such specified Person is a natural person, the immediate family members of such specified Person.

         "AGGREGATE PURCHASE PRICE" means $332,668,650.

         "APPROVAL DATE" means the first day on which this Agreement has been approved by (a) the Board of Directors of the Purchaser, (b) the Board of Directors of the Company and (c) Signatory Stockholders (other than Warburg) holding a majority of the Shares held by Signatory Stockholders (other than Warburg).

         "AVERAGE PURCHASER SHARE PRICE" means, on any particular day, the average of the high and low sale prices per share of Purchaser Common Stock on the NYSE for each of the 20 consecutive trading days ending on the trading day immediately preceding such day.

         "BUSINESS DAY" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Houston, Texas, Tulsa, Oklahoma or New York, New York.

                                    Annex A-1

         "CERTIFICATE OF DESIGNATION" means the Certificate of Designation of Junior Convertible Preferred Stock of the Purchaser in the form of Exhibit C hereto.

         "CERTIFICATE OF MERGER" has the meaning specified in Section 2.02.

         "CLOSING" has the meaning specified in Section 2.02.

         "CLOSING DATE" has the meaning specified in Section 2.02.

         "CODE" has the meaning specified in the recitals to this Agreement.

         "COMMON STOCK ELECTION" has the meaning specified in Section 3.01(c).

         "COMPANY" has the meaning specified in the preamble to this Agreement.

         "COMPANY CERTIFICATES" means certificates representing the Shares immediately prior to the Effective Time.

         "COMPANY COMMON STOCK" means common stock (of any class), par value $0.01 per share, of the Company.

         "COMPANY STOCK OPTION PLAN" means the Company's 1997 Stock Option Plan.

         "COMPANY SUBSIDIARY" means Anadarko Geophysical Exploration L.L.C., an Oklahoma limited liability company formed on September 29, 1997.

         "COMPANY'S INDEMNIFIED PERSONS" has the meaning specified in Section 10.02.

         "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or manager, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

         "DEFENSIBLE TITLE" has the meanings specified in Section 4.13(b).

         "DGCL" has the meaning specified in the recitals to this Agreement.

         "DISCLOSURE SCHEDULE" means the Disclosure Schedule attached to the Initial Agreement, dated as of the date of the Initial Agreement, and forming a part of this Agreement.

         "DISSENTING SHARES" has the meaning specified in Section 3.12.

         "DISSENTING STOCKHOLDER" has the meaning specified in Section 3.12.

         "DOJ" means the Antitrust Division of the Department of Justice.

                                    Annex A-2

         "EASEMENTS" means all easements, rights-of-way, licenses, permits, servitudes, surface leases, and similar assets, rights and interests in any way appertaining, belonging, affixed, incidental or applicable to, or used in connection with, the ownership of the Leases, the Wells Equipment, or Other Real Property or the Operations of the Company or the Company Subsidiary.

         "EFFECTIVE TIME" means the date and time of filing the Certificate of Merger with the Secretary of State of the State of Delaware with respect to the Merger (or such later time as may be agreed in writing by each of the parties hereto and specified in the Certificate of Merger).

         "ELECTION DEADLINE" means 5:00 p.m., Houston, Texas time on the first Business Day immediately preceding the Closing Date.

         "ENCUMBRANCE" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

         "ENVIRONMENTAL LAWS" means any Law in effect on the date of this Agreement or on the Closing Date relating to pollution or protection of the environment, health, safety or natural resources, or otherwise arising from the use, handling, transportation, storage, disposal, release or discharge of Hazardous Materials.

         "EQUIPMENT" means all equipment, fixtures, physical facilities, tank batteries, surface and subsurface machinery, inventory, spare parts, supplies, tools, and other tangible personal property owned or leased by the Company or the Company Subsidiary and other personal property of any kind on or associated with the Operations of the Company or the Company Subsidiary, including casing, tubing, tubular goods, rods, pumping units and engines, Christmas trees, derricks, platforms, separators, compressors, gun barrels, gathering lines, pipelines, flow lines, tanks, wellheads, production units, platforms, related plants, valves, meters, heaters, dehydrators, and communications systems and equipment, which are located on or used in connection with the Leases, the Easements or the Operations of the Company or the Company Subsidiary.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ESCROW AGENT" means the escrow agent appointed under the Escrow Agreement.

         "ESCROW AGREEMENT" has the meaning specified in Section 13.02.

         "EVALUATION DATA" has the meaning specified in Section 4.28.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "FINANCIAL STATEMENTS" has the meaning specified in Section 4.07(a).

         "FTC" means the Federal Trade Commission.

                                   Annex A-3

         "GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

         "GOVERNMENTAL AUTHORITY" means any United States federal, state, local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

         "GOVERNMENTAL ORDER" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "HAZARDOUS MATERIALS" means (a) petroleum, petroleum hydrocarbons, crude oil and petroleum products and any by-products, fractions, derivatives or breakdown products thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof, (b) any radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (c) any other chemicals, materials or substances defined or regulated as toxic or hazardous or as pollutants, contaminants or waste under any applicable Environmental Law.

         "HEDGING TRANSACTION" has the meaning specified in Section 4.18(b).

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "HYDROCARBONS" means crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids, plant products and other liquid or gaseous hydrocarbons produced in association therewith, including, without limitation, coalbed methane and gas and CO(2), and all other minerals of every kind and character which may be covered by or included in any of the Properties.

         "INDEBTEDNESS" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables), (c) all obligations of such Person evidenced by notes, bonds, debentures, repurchase and reverse repurchase agreements or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement, in the event of default, are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of others guaranteed by such Person and (h) all surety, performance and maintenance bonds in an amount in excess of $50,000.

         "INDEMNIFIED PERSON" has the meaning specified in Section 10.03(a).

         "INDEMNIFYING PERSON" has the meaning specified in Section 10.03(a).

         "INITIAL AGREEMENT" has the meaning specified in the recitals to this Agreement.

                                    Annex A-4

         "INTELLECTUAL PROPERTY" has the meaning specified in Section 4.14.

         "INTERIM DIVIDEND" has the meaning specified in Section 3.08.

         "IRS" means the Internal Revenue Service of the United States.

         "KNOWLEDGE," with respect to the Company, means that which is known or understood or should have been known or understood by any of the Persons set forth on Attachment I hereto or any of the directors of the Company after reasonable investigation and inquiry, which inquiry shall include an inquiry of the employees of the Company with responsibility for the matters in question.

         "LAW" means any federal, state, local or foreign law, statute, ordinance, regulation, rule, code, decree, other requirement or rule of law.

         "LEASES" means fee mineral interests, oil, gas and mineral leasehold interests and other leasehold interests, subleases, mineral servitudes, licenses, concessions, working interests, farm-out or farm-in rights, royalty, overriding royalty or other non-working or carried interests, operating rights or other similar rights and interests owned by the Company or the Company Subsidiary, including, without limitation, all right, title, and interest of the Company and the Company Subsidiary in all pooled or unitized areas in which the above described interests are included, to the extent that such rights and interests arise from and are associated with the above described interests or the Wells, and all right, title and interest owned by the Company and the Company Subsidiary in, under or derived from all or any presently existing unitization, pooling, operating, communitization or other agreements, whether voluntary or involuntary, or formed under any Law or Governmental Order.

         "LIABILITIES" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order, and those arising under any contract or agreement.

         "LOSS" means any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' fees and expenses) actually suffered or incurred by a Person.

         "LOSS CEILING" has the meaning specified in Section 10.04(d).

         "MATERIAL ADVERSE EFFECT" means any change in or effect on the Company or the Company Subsidiary that, individually or in the aggregate with any other changes in or effects on the Company or the Company Subsidiary, is materially adverse to the financial condition, business or results of operations of the Company and the Company Subsidiary, taken as a whole; provided, however, that "Material Adverse Effect" shall not be deemed to include any changes or effects arising out of events or conditions generally affecting independent oil and gas exploration and production companies (including changes in the price of Hydrocarbons).

         "MATERIAL CONTRACTS" has the meaning specified in Section 4.12(a).

                                    Annex A-5

         "MERGER" has the meaning specified in the recitals to this Agreement.

         "MERGER CONSIDERATION" means the consideration into which the Shares are converted pursuant to Section 3.01(a) (including any cash in lieu of fractional shares), together with any dividends or other distributions to which the holder of such Shares is entitled pursuant to Section 3.03. If this term is used as an amount (for example, in Sections 2.02(b)(ii), 3.03(b), 10.04(b) and 10.04(d)), shares of Purchaser Common Stock and Purchaser Preferred Stock shall be deemed to have a value equal to the Purchaser Share Value.

         "MERGER SUB" has the meaning specified in the preamble to this Agreement.

         "NET REVENUE INTEREST" means the interest in Hydrocarbons produced from or attributable to the Leases and Wells, after deducting all lessors royalties, overriding royalties, production payments, and other similar interests or burdens on Hydrocarbons produced therefrom.

         "NON-EXEMPT ASSETS" has the meaning specified in Section 4.35.

         "NON-PROPRIETARY INFORMATION" has the meaning specified in Section
7.11.

         "NYSE" means The New York Stock Exchange.

         "OPERATIONS" means all oil and gas exploration, development and production and all operations related thereto, including, without limitation,
(a) the acquisition, purchase, sale, development, operation, maintenance and abandonment of oil, gas and mineral leases and related interests, (b) the drilling, reworking, production, purchase, sale, transportation, storage, processing, treating, manufacture and disposal of, or for, oil, gas, natural gas liquids, and other hydrocarbon gases and liquids, and associated by-products and wastes, and (c) the acquisition, construction, installation, maintenance and operation of related plants, platforms, pipelines, gathering lines, compressors, facilities, storage facilities and equipment.

         "OTHER REAL PROPERTY" has the meaning specified in Section 4.13(d).

         "PER SHARE ADJUSTED PURCHASE PRICE" means the result of the Adjusted Aggregate Purchase Price divided by the number of Shares.

         "PERMITTED ENCUMBRANCES" means: (a) liens for Taxes, assessments and governmental charges or levies not yet due and payable or, if due, which are being challenged by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in the Company's financial statements in accordance with GAAP; (b) materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course and with respect to which the underlying obligation is not delinquent or is being contested in good faith; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) minor survey exceptions; (e) lessor's royalties, overriding royalties, nonparticipating royalties, net profits interests, carried interests, production payments, reversionary interests, and other similar burdens, if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest of the Company or the Company Subsidiary, as applicable, in any Property to an amount

                                   Annex A-6
less than the Net Revenue Interest for such Property set forth on Section 4.13(b) of the Disclosure Schedule; (f) easements, rights-of-way, servitudes, permits, licenses, surface leases, and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like and conditions, covenants or other restrictions, and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways, and other easements and rights-of-way on, over, or in respect of any Property which, in each such case taken together as a whole, will not materially interfere with the operation or use of any of the affected Property; (g) farmout and farmin agreements, participation agreements, joint operating agreements, division orders, pooling agreements, unitization orders or agreements, and Hydrocarbon sales agreements entered into in the ordinary course of business consistent with past practice and disclosed to Purchaser to the extent that such agreements, individually, or in the aggregate, do not reduce the net Revenue Interest of the Company or the Company Subsidiary, as applicable, for any Property below that set forth on Section 4.13(b) of the Disclosure Schedule for such Property, and do not obligate the Company or the Company Subsidiary to bear a Working Interest in each Property relating to the maintenance, development, and operation of such Property in an amount greater than the leasehold interest, record title or operating rights interest for such Property as set forth on Section 4.13(b) of the Disclosure Schedule (unless the actual Net Revenue Interest for such Property is greater than the Net Revenue Interest set forth on Schedule 4.13(b) of the Disclosure Schedule in the same proportion as any increase in such Working Interest); (h) calls on production, in effect as of the date hereof, which entitle the Company or the Company Subsidiary, as the case may be, to receive a current market price for such production; (i) all liens, contracts, agreements, instruments, obligations, defects, and irregularities affecting the Properties that, individually, or in the aggregate, are not such as to materially interfere with the operation or use, if any, of Properties, do not prevent the Company or the Company Subsidiary, as applicable, from receiving the proceeds of production from any of the Properties, do not reduce the Net Revenue Interest of the Company or the Company Subsidiary, as applicable, for such Property below that set forth on Section 4.13(b) of the Disclosure Schedule, and do not obligate the Company or the Company Subsidiary to bear a Working Interest in each Property relating to the maintenance, development, and operation of such Property in an amount greater than the leasehold interest, record title or operating rights interest for such Property as set forth on Section 4.13(b) of the Disclosure Schedule (unless the actual Net Revenue Interest for such Property is greater than the Net Revenue Interest set forth on Section 4.13(b) of the Disclosure Schedule in the same proportion as any increase in such Working Interest); (j) any liens created by Law or reserved in oil, gas, or mineral leases for royalty, bonus, or rental, or securing compliance with the terms of such leases; (k) traditional rights of reassignment requiring notice or the reassignment of a leasehold interest to the holders of such reassignment rights prior to surrendering or releasing such leasehold interest or operating right; (l) rights to consent by, required notices to, filings with, or other rights reserved to or vested in any Governmental Authority to control or regulate any Property in any manner, and (m) any defect, irregularity, deficiencies in title, or other matter that a reasonable and prudent operator, experienced and knowledgeable in the domestic oil and gas business, would not consider a material impairment of the Company's or the Company Subsidiary's title in such Property.

         "PERSON" means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or other legal entity of any kind.

         "PLANS" has the meaning specified in Section 4.15(a).

                                    Annex A-7

         "PREFERRED STOCK ELECTION" has the meaning specified in Section
3.01(c).

         "PRO RATA SHARE" means, with respect to a particular Stockholder, a fraction, the numerator of which is the sum of the Merger Consideration due to such Stockholder and the Withholding Shares Adjustment, if any, attributable to the exercise of options by such Stockholder subsequent to the date of the Initial Agreement, and the denominator of which is the sum of the Adjusted Aggregate Purchase Price and the Withholding Shares Adjustment.

         "PROPERLY COMPLETED TRANSMITTAL LETTER" means a Transmittal Letter properly completed, signed and submitted to the Company and accompanied by (a) a properly completed and signed Supplement to Transmittal Letter and (b) one or more of the following as applicable: (i) Company Certificates to be surrendered therewith, (ii) with respect to any Company Certificate that cannot be surrendered therewith because it has been lost, stolen or destroyed, an affidavit of lost stock certificate as provided by and in compliance with
Section 3.06 and the Transmittal Letter and (iii) a properly completed notice of net exercise with respect to options to acquire Company Common Stock together with all underlying original option agreements. The Purchaser shall determine in its reasonable discretion whether a Transmittal Letter or a Supplement to Transmittal Letter has been properly completed, signed and submitted and to disregard immaterial defects in a Transmittal Letter or Supplement to Transmittal Letter. The decision of the Purchaser in these matters shall be conclusive and binding.

         "PROPERTY" or "PROPERTIES" mean the Leases, Wells, Easements, Equipment and Other Real Property.

         "PURCHASER" has the meaning specified in the preamble to this Agreement.

         "PURCHASER CERTIFICATES" has the meaning specified in Section
2.02(b)(i).

         "PURCHASER COMMON STOCK" has the meaning specified in Section
2.02(b)(i).

         "PURCHASER MATERIAL ADVERSE EFFECT" means any change in or effect on the Purchaser or any of its subsidiaries that, individually or in the aggregate with any other changes in or effects on the Purchaser or any of its subsidiaries, is materially adverse to the financial condition, business or results of operations of the Purchaser and its subsidiaries, taken as a whole; provided, however, that "Purchaser Material Adverse Effect" shall not be deemed to include any changes or effects arising out of events or conditions generally affecting independent oil and gas exploration and production companies including, without limitation, changes in the price of Hydrocarbons.

         "PURCHASER PREFERRED STOCK" has the meaning specified in Section 2.02(b)(i).

         "PURCHASER SEC REPORTS" has the meaning specified in Section 6.10(a).

         "PURCHASER SHARE VALUE" means the Average Purchaser Share Price on the Closing Date; provided that, if the Average Purchaser Share Price at the Effective Time is (a) less than $ 37.31, then the Purchaser Share Value shall be equal to $37.31, or (b) more than $44.31, then the Purchaser Share Value shall be equal to $44.31.

                                    Annex A-8

         "PURCHASER'S INDEMNIFIED PERSONS" has the meaning specified in Section 10.01.

         "REFERENCE BALANCE SHEET" means the consolidated balance sheet of the Company, dated as of December 31, 1999, included in the Financial Statements.

         "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement in the form of Exhibit D hereto.

         "REGULATION D" means Regulation D promulgated by the SEC under the Securities Act.

         "REPRESENTATIVES" has the meaning specified in Section 7.02.

         "RESERVE REPORTS" has the meaning specified in Section 4.17(a).

         "SEC" means the United States Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SEVERANCE PLAN" means the Lariat Petroleum Severance Pay Plan and Summary Plan Description and the form of Severance Agreement provided for thereunder.

         "SHARES" means each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, but shall not include (a) shares of Company Common Stock to be cancelled pursuant to Section 3.02, (b) Dissenting Shares and (c) Withholding Shares.

         "SIGNATORY STOCKHOLDERS" means each of Warburg, Randy A. Foutch, Richard Kent Samuel, Christian Woessner, Dan Dienstbier, Charles G. VanBrunt, Patrick J. Curth and Cameron O. Smith.

         "STOCK ELECTION" has the meaning specified in Section 3.01(b).

         "STOCKHOLDERS" means the Signatory Stockholders and the Additional Stockholders collectively.

         "STOCKHOLDERS' LIST" has the meaning specified in Section 4.02(c).

         "SUPPLEMENT TO TRANSMITTAL LETTER" means the supplement to transmittal letter in the form of Exhibit E hereto.

         "SURVIVING CORPORATION" has the meaning specified in Section 2.01.

         "TAX" or "TAXES" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other

                                    Annex A-9
charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

         "TAX ITEMS" has the meaning specified in Section 4.19(a).

         "TAX RETURNS" has the meaning specified in Section 4.19.

         "THIRD PARTY CLAIM" has the meaning specified in Section 10.03(a).

         "THIRD PARTY PROVISIONS" has the meaning specified in Section 12.08.

         "TRANSMITTAL LETTER" means the letter of transmittal in the form of Exhibit F to this Agreement.

         "VALUATION BALANCE SHEET" means the audited consolidated balance sheet of the Company, dated October 31, 2000, included in the Financial Statements.

         "WARBURG" means Warburg, Pincus Ventures, L.P.

         "WARBURG NOTE" means that certain Subordinated Promissory Note issued by the Company pursuant to the Subordinated Note Purchase Agreement, dated as of March 31, 1999, between the Company and Warburg and payable to Warburg,

         "WELLS" means all oil, condensate or natural gas wells (whether producing, not producing, abandoned or temporarily abandoned), water source wells, and water and other types of injection or disposal wells and systems located on the Leases.

         "WITHHOLDING SHARES" means shares of Company Common Stock paid by option holders to the Company to satisfy Tax withholding obligations resulting from the exercise of a stock options subsequent to the date of the Initial Agreement other than the 858 shares withheld as described in the last sentence of Section 8.02(c).

         "WITHHOLDING SHARES ADJUSTMENT" means the sum of (a) the number of Withholding Shares multiplied by the Per Share Adjusted Purchase Price and (b) $370,680 (which for purposes of Section 2.2(b)(ii)(B) and the definition of Pro Rata Share shall be attributed to Randy A. Foutch).

         "WORKING INTERESTS" means that share of all of the costs, expenses, burdens and obligations of any type or nature attributable to the Company's or the Company Subsidiary's, as applicable, interest in any Lease or Well.


                                   Annex A-10

                                  ATTACHMENT I


Randy Foutch - President & CEO

Patrick J. Curth - VP Exploration

Kent Samuel - CFO

John Meinders - VP/Controller

Charles VanBrunt - VP Engineering

Marilyn Rhodes - Director, Administration

Oran Hall - VP Operations